UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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Keycorp
(Name of Registrant as Specified In Its Charter)

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127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

March 21, 2007

DEAR SHAREHOLDER:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of KeyCorp which will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 10, 2007, at 8:30 a.m., local time.

All holders of record of KeyCorp Common Shares as of March 13, 2007 are entitled to vote at the 2007 Annual Meeting.

As described in the accompanying Notice and Proxy Statement, you will be asked to elect four directors for three-year terms expiring in 2010, to consider a proposal to amend KeyCorp’s Code of Regulations, to consider a proposal submitted by a KeyCorp shareholder, and to ratify the appointment of Ernst & Young LLP as independent auditors for 2007.

KeyCorp’s Annual Report for the year ended December 31, 2006 is enclosed.

Your proxy card is enclosed. You can vote your shares by telephone, the internet, or by mailing your signed proxy card in the enclosed return envelope. Specific instructions for voting by telephone or the internet are attached to the proxy card.

Sincerely,

Henry L. Meyer III
  Chairman of the Board

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2007

The 2007 Annual Meeting of Shareholders of KeyCorp will be held at The Forum Conference Center, 1375 East Ninth Street, Cleveland, Ohio, on Thursday, May 10, 2007, at 8:30 a.m., local time, for the following purposes:

1. To elect four directors to serve for three-year terms expiring in 2010;

2. To vote upon an amendment to KeyCorp’s Regulations to reduce the size of KeyCorp’s Board of Directors to no fewer than 12 and no more than 16 directors;

3. To consider and act upon a shareholder proposal requesting necessary steps to cause the annual election of all directors;

4. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors for KeyCorp for the fiscal year ending December 31, 2007; and

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only holders of KeyCorp Common Shares of record as of the close of business on March 13, 2007 have the right to receive notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

Paul N. Harris
  Secretary

March 21, 2007

YOUR VOTE IS IMPORTANT.  YOU CAN VOTE YOUR SHARES BY TELEPHONE, THE INTERNET, OR BY MAILING YOUR SIGNED PROXY CARD IN THE RETURN ENVELOPE ENCLOSED WITH THE PROXY CARD FOR THAT PURPOSE. SPECIFIC INSTRUCTIONS FOR VOTING BY TELEPHONE OR THE INTERNET ARE ATTACHED TO THE PROXY CARD.

127 PUBLIC SQUARE
CLEVELAND, OHIO 44114

PROXY STATEMENT

This Proxy Statement is furnished commencing on or about March 21, 2007 in connection with the solicitation on behalf of the Board of Directors of KeyCorp of proxies to be voted at the 2007 Annual Meeting of Shareholders on May 10, 2007, and at all postponements and adjournments thereof. All holders of record of KeyCorp Common Shares at the close of business on March 13, 2007 are entitled to vote. On that date there were 393,919,243 KeyCorp Common Shares outstanding and entitled to vote at the meeting. Each such share is entitled to one vote on each matter to be considered at the meeting and a majority of the outstanding KeyCorp Common Shares shall constitute a quorum.

Issue One

ELECTION OF DIRECTORS

Contingent upon the amendment of KeyCorp’s Regulations pursuant to Issue Two which Issue will be voted upon prior to the election of Directors at the 2007 Annual Meeting, the size of the Board of Directors (also sometimes referred to as the “Board”) will be established as of the Annual Meeting at 13 members. The Board will be divided into two classes of four members each and one class of five members. The terms of these classes will expire in 2008, 2009, and 2010, respectively. The nominees for directors for terms expiring in 2010 are listed below. All properly appointed proxies will be voted for these nominees unless contrary specifications are properly made, in which case the proxy will be voted or withheld in accordance with such specifications. All nominees are current members of the Board. Should any nominee become unable to accept nomination or election, the proxies will be voted for the election of such person, if any, as shall be recommended by the Board or for holding a vacancy to be filled by the Board at a later date. The Board has no reason to believe that the persons listed as nominees will be unable to serve. In the election of directors, the properly nominated candidates receiving the greatest number of votes shall be elected. Under KeyCorp’s Majority Voting Policy which is set forth on pages 9 and 10 of this proxy statement, if a nominee receives more “withheld” votes than “for” votes, the nominee must submit an offer to resign as a director to the KeyCorp Board of Directors. The Nominating and Corporate Governance Committee of the Board of Directors will consider the resignation and will submit its recommendation as to whether to accept or reject the resignation to the Board of Directors which will act on the recommendation and publicly disclose its decision.

Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the following information lists, as to nominees for director and directors whose terms of office will continue after the 2007 Annual Meeting, the principal occupation or employment, age, the year in which each first became a director of KeyCorp, and directorships in registered investment companies or companies having securities which are registered pursuant to, or that are subject to certain provisions of, the Exchange Act. The information provided is as of January 1, 2007 unless otherwise indicated. KeyCorp was formed as a result of the merger on March 1, 1994 of the former KeyCorp, a New York corporation (“Old Key”), into Society Corporation, an Ohio corporation (“Society”), whereupon Society changed its name to KeyCorp. In the case of nominees or continuing directors who were directors of Old Key, the year in which such individual became a director of Old Key is also included in the following information. Except as otherwise indicated, each nominee or continuing director has had the same principal occupation or employment during the past five years.

NOMINEES FOR TERMS EXPIRING IN 2010

ALEXANDER M. CUTLER Chairman and Chief Executive Officer, Eaton Corporation (global manufacturing company). Age 55. KeyCorp director since 2000. Director, Eaton Corporation.

EDUARDO R. MENASCÉ
Since December 31, 2005, retired President of Enterprise Solutions Group of Verizon Communications, Inc. (telecommunications). Previously, President of Enterprise Solutions Group of Verizon Communications, Inc. Age 61. KeyCorp director since 2002. Director, Hillenbrand Industries, Inc., John Wiley & Sons, Inc., and Pitney Bowes Inc.

HENRY L. MEYER III Chairman, President, and Chief Executive Officer, KeyCorp. Age 57. KeyCorp director since 1996. Director, Continental Airlines, Inc.

PETER G. TEN EYCK, II President, Indian Ladder Farms (commercial orchard). Age 68. KeyCorp director since 1994 (Old Key director since 1979).

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2008

EDWARD P. CAMPBELL
Since 2004, Chairman and Chief Executive Officer, Nordson Corporation (capital equipment). Previously, President and Chief Executive Officer, Nordson Corporation. Age 57. KeyCorp director since 1999. Director, Nordson Corporation and OMNOVA Solutions Inc.

H. JAMES DALLAS
Since 2006, Senior Vice President and Chief Information Officer, Medtronic, Inc. (medical technology). Previously, Vice President and Chief Information Officer, Georgia-Pacific Corporation (forest products) (2002-2005); President, Lumber Division, Georgia-Pacific Corporation (2001-2002). Age 48. KeyCorp director since 2005.

CHARLES R. HOGAN
President and Chief Executive Officer, Citation Management Group (real estate developments and asset management for commercial and residential properties). Age 69. KeyCorp director since 1994 (Old Key director since 1993).

LAURALEE E. MARTIN
Since 2005, Chief Operating Officer and Chief Financial Officer, Jones Lang LaSalle, Inc. (real estate services). Previously, since 2002, Chief Financial Officer, Jones Lang LaSalle, Inc. Age 56. KeyCorp director since 2003. Director, Jones Lang LaSalle, Inc.

BILL R. SANFORD
Chairman, Symark LLC (technology commercialization and business development) and Executive Founder and Retired Chairman, President, and Chief Executive Officer, Steris Corporation (infection and contamination prevention systems, products and services). Age 62. KeyCorp director since 1999. Director, Greatbatch, Inc.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 2009

RALPH ALVAREZ
Since 2006, President and Chief Operating Officer, McDonald’s Corporation (food industry and restaurants). Previously, President, McDonald’s North America (2005-2006); President, McDonald’s USA (2004); Chief Operating Officer, McDonald’s USA (2003-2004); President, Central Division, McDonald’s USA (2001-2002). Age 51. KeyCorp director since 2005.

WILLIAM G. BARES
Since 2005, retired Chairman and Chief Executive Officer, The Lubrizol Corporation (high performance fluid technologies company). Previously, Chairman, President, and Chief Executive Officer, The Lubrizol Corporation. Age 65. KeyCorp director since 1987. Director, Applied Industrial Technologies, Inc.

DR. CAROL A. CARTWRIGHT
Since 2006, retired President, Kent State University (state university). Previously, President, Kent State University. Age 65. KeyCorp director since 1997. Director, The Davey Tree Expert Co., FirstEnergy Corp., and PolyOne Corporation.

THOMAS C. STEVENS Vice Chairman and Chief Administrative Officer, KeyCorp. Age 57. KeyCorp director since 2001.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors.  During the year ended December 31, 2006, there were seven meetings of KeyCorp’s Board of Directors. Each continuing member of KeyCorp’s Board attended at least 75% of the aggregate of the meetings held by KeyCorp’s Board of Directors and the meetings held by the committees of the Board on which such member served during 2006.

KeyCorp Board members are expected to attend KeyCorp’s Annual Meetings of Shareholders. All Board members attended the 2006 Annual Meeting.

KeyCorp’s Board of Directors currently exercises certain of its powers through its Audit, Compensation and Organization, Executive, Nominating and Corporate Governance, and Risk Management Committees. Each Committee has a Charter that can be found at www.key.com/ir.

Audit Committee.  Ms. Martin (Chair elect) and Messrs. Campbell (Chair), Dallas, and Ten Eyck are the current members of the Audit Committee. The functions of this Committee generally include matters such as oversight review of the financial information provided to KeyCorp’s shareholders, appointment of KeyCorp’s independent auditors, review of fees and services of the independent auditors, oversight review of the material examinations of KeyCorp and its affiliates conducted by federal and state regulatory and supervisory authorities, service as the audit committee of KeyCorp’s banking subsidiaries, oversight review relating to financial reporting, compliance, legal, and information security and fraud risk matters, and supervision and direction of any special projects or investigations deemed necessary. KeyCorp’s Audit Committee met fifteen times in 2006.

Compensation and Organization Committee.  Dr. Cartwright and Messrs. Cutler (Chair) and Menascé are the current members of KeyCorp’s Compensation and Organization Committee. The functions of this Committee generally include matters such as review and approval of KeyCorp’s compensation philosophy and related programs, determination of the compensation and terms of employment of senior management, determination of participants and awards under executive incentive compensation plans and supplemental compensation plans, approval of (or amendments to) employee and officer retirement, compensation and benefit plans, review of organization structure and staffing, review of KeyCorp’s depth of management and plans for management development and succession, review of the Compensation Discussion and Analysis for the proxy statement, and review of KeyCorp’s directors’ and officers’ liability insurance program. KeyCorp’s Compensation and Organization Committee met seven times in 2006.

Relative to executive compensation, the Committee reviews and approves Chief Executive Officer and other corporate senior executive officer goals and objectives and evaluates performance in light of those goals and objectives. Based on this evaluation, the Committee approves compensation and compensation changes. The Committee takes into account, among other factors, the recommendation of the Chief Executive Officer and his direct reports as to the compensation of other less senior executives. The Committee has employed the services of Mercer Human Resources Consulting, Inc. to assist the Committee in its evaluation of executive compensation. Mercer reports directly to the Committee. A representative of Mercer attends Committee meetings and frequently meets privately with the Committee at the meetings. The scope of Mercer’s services to the Committee includes assisting the Committee in setting base salary, long-term and short-term incentive compensation performance targets, assisting the Committee in determining an appropriate peer group for executive compensation comparisons, assisting the Committee in determining progress against incentive compensation performance goals, and reporting on trends in executive compensation, as well as any other ad hoc services relating to executive compensation requested by the Committee. A fuller explanation of the Committee process relative to executive compensation can be found in the Compensation Discussion and Analysis found on pages 39 to 49 of this proxy statement. The Committee may delegate its authority to a subcommittee of its members.

Executive Committee.  Dr. Cartwright, Ms. Martin, and Messrs. Hogan, Meyer (Chair), Stevens, and Ten Eyck are the current members of KeyCorp’s Executive Committee. The functions of the Executive Committee are to exercise the authority of the Board of Directors, to the extent permitted by law, on any matter requiring Board or Board committee action between Board or Board committee meetings. The Executive Committee met two times in 2006.

Nominating and Corporate Governance Committee.  Messrs. Bares (Chair), Campbell, Cutler, Menascé, and Sanford are members of KeyCorp’s Nominating and Corporate Governance Committee. The functions of the Committee include matters such as oversight of board corporate governance matters generally and the annual review and recommendation to the Board of Directors of a director compensation program which may include equity based and incentive compensation plans. The Nominating and Corporate Governance Committee met seven times in 2006.

The Committee uses market data to aid it in its annual review of KeyCorp’s director compensation program. No compensation consultant is used in determining director compensation and no executive officer has any role in determining the amount of compensation although the Committee may seek assistance from executive officers of KeyCorp in designing equity compensation plans. The Committee may delegate its authority to a subcommittee of its members.

The Committee identifies and reviews the qualifications of prospective directors and recommends to the Board candidates for election as directors. Nominations for the election of directors by KeyCorp’s Board of Directors may be made by the affirmative vote of a majority of the directors then in office. Shareholders and Board members may submit to the Chair of the Committee any potential nominee that the shareholder or director would like to suggest. The Committee presently uses an independent search firm to aid the Committee in identifying candidates.

Any shareholder recommendation for a director nominee should contain background information concerning the recommended nominee, including (a) the name, age, business, and residence address of such person; (b) the principal occupation or employment of such person for the last five years; (c) the class and number of shares of capital stock of KeyCorp that are beneficially owned by such person; (d) all positions of such person as a director, officer, partner, employee, or controlling shareholder of any corporation or other business entity; (e) any prior position as a director, officer, or employee of a depository institution or any company controlling a depository institution; and (f) a statement of whether such individual would be willing to serve if nominated or elected. Any shareholder recommendation should also include, as to the shareholder giving the written notice, (a) a representation that the shareholder is a holder of record of shares of KeyCorp entitled to vote at the meeting at which directors are to be elected and (b) a description of all arrangements or understandings between the shareholder and such recommended person and any other person or persons (naming such person or persons). Shareholder recommendations should be provided to the Secretary of KeyCorp who will forward the materials to the Chair of the Committee.

The Committee uses the following criteria in director recruitment: (a) the nominee must have a record of high integrity and other requisite personal characteristics and must be willing to make the required time commitment; (b) the nominee should have extensive experience as a very senior officer of a large institution (profit or nonprofit);

(c) the nominee should have a high level of expertise in areas of importance to KeyCorp (such as technology, global commerce, marketing, finance, management, etc); (d) in the case of outside directors, the nominee should meet the “independence” criteria set forth in KeyCorp’s Standards for Determining Independence of Directors; (e) the nominee should not be serving as a director of more than (i) two other public companies if he or she is a CEO of a public company, or (ii) three other public companies if he or she is not a CEO of a public company; (f) the nominee must be capable of working with the rest of the Board and contributing to the overall Board process; and (g) additional factors in evaluating the above skills would be a preference for nominees that improve the diversity of the Board in terms of gender, race, religion and/or geography. The above criteria other than (a) are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates.

Risk Management Committee (formerly known as the Finance Committee).  Messrs. Alvarez, Bares, Hogan, and Sanford (Chair) are the current members of KeyCorp’s Risk Management Committee. The functions of the Risk Management Committee generally include oversight review of risk management matters relating to credit risk, market risk, interest rate risk, and liquidity risk, asset/liability management policies and strategies, compliance with regulatory capital requirements, KeyCorp’s capital structure and capital management strategies, including compliance with regulatory capital requirements, KeyCorp’s portfolio of “Corporate-Owned Life Insurance,” technology-related plans, policies, and major capital expenditures, and the capital expenditure process. In addition, the Committee is charged with exercising the authority of the Board of Directors in connection with the authorization, sale and issuance by KeyCorp of debt and certain equity securities and the approval of certain capital expenditures. The Committee is also charged with making recommendations to the Board of Directors with respect to KeyCorp’s dividend and share repurchase authorizations. The Risk Management Committee met seven times in 2006.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors has established and follows a corporate governance program and has assigned the Nominating and Corporate Governance Committee responsibility for the program. Following are KeyCorp’s Corporate Governance Guidelines as adopted by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee.

I. DIRECTOR RESPONSIBILITY

Members of the Board of Directors are expected to exercise their business judgment to act in what they believe to be in the best interests of KeyCorp. In discharging this responsibility, Board members are entitled to rely on the honesty and integrity of KeyCorp’s senior officers and outside advisors and consultants. Board members are expected to attend Board meetings and meetings of committees upon which they serve and to review materials distributed in advance of meetings.

II. BOARD OF DIRECTORS SELF ASSESSMENT

The Board conducts an annual self-assessment process under the auspices of the Nominating and Corporate Governance Committee through self-assessment questionnaires to all Board members. The questionnaires are divided into two parts with the first part consisting of general Board self-assessment questions and the second part consisting of individual director self-assessment questions. The results of the general Board portion of the director self-assessment questionnaires are reviewed by the Board and changes in KeyCorp’s corporate governance process are based on the results of the Board’s review and analysis of the self-assessment questionnaires. Pursuant to the self-assessment process, the Board reviews, among other matters, agenda items, meeting presentations, advance distribution of agendas and materials for Board meetings, interim communications to directors, and access to and communications with senior management. The results of the individual director self-assessment portion of the questionnaire are reviewed by the members of the Nominating and Corporate Governance Committee. In evaluating the effectiveness of the incumbent directors whose terms are expiring at a particular annual shareholders meeting and who are therefore subject to re-nomination to the Board, the Committee reviews the directors’ effectiveness in light of the results of the incumbent directors’ individual self-assessment questionnaires, in light of the Board’s Director Recruitment Guidelines, and in light of the existing mix of skills, core competencies and qualifications of the Board as a whole.

III. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

The outside [non-management] directors meet in executive session without inside directors or executive management present. The Chair of the Nominating and Corporate Governance Committee presides over these executive sessions.

IV. BOARD COMPOSITION

Not more than three directors will be “inside” directors (i.e., directors who are at the time also officers of KeyCorp). A retired Chief Executive Officer of KeyCorp shall no longer serve on the Board after he or she ceases to hold such office, except for a short (approximately 6 months or less) interim transition period in which such person may serve as Chairman of the Board after ceasing to be Chief Executive Officer.

V. DIRECTOR INDEPENDENCE

The Board has adopted standards for determining “independence” of directors and determined that at least two-thirds of KeyCorp’s directors and all members of the Board committees performing the audit, compensation, corporate governance, and nominating functions must meet these independence standards. The standards for determining independence are [discussed on pages 13 to 15 of this proxy statement]. In addition, members of the Audit Committee are not permitted to receive any compensation from KeyCorp other than the compensation described in Section X below.

VI. MAJORITY VOTING

In an uncontested election, any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” such election (a “Majority Withheld Vote”) shall submit to the Board of Directors promptly following certification of the shareholder vote a written offer to resign as a director. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. As soon as practicable thereafter, the Board will disclose its decision (citing the reasons for rejecting the resignation offer, if applicable), in a press release to be disseminated in accordance with KeyCorp’s Disclosure Policy. Any director who submits a written offer to resign as a director pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept or reject the resignation offer. However, if each member of the Nominating and Corporate Governance Committee received a Majority

Withheld Vote at the same election, then the directors who meet KeyCorp’s independence standards and who did not receive a Majority Withheld Vote shall appoint a special committee comprised exclusively of independent directors to consider the resignation offers and recommend to the Board to accept or reject them. Further, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the Board action regarding whether to accept or reject the resignation offers.

VII. DIRECTOR LEGAL OR CONSULTING FEES

The Board has determined that in the event that a director or a firm affiliated with a director performs legal, consulting or other advisory services for KeyCorp, the amount of fees for such legal, consulting or advisory services payable to such director and such director’s affiliated firm in any calendar year shall not exceed $50,000 in the aggregate unless the Audit Committee otherwise approves.

VIII. DIRECTOR RETIREMENT

The Board has adopted a retirement policy whereby an incumbent director is not eligible to stand for election as a director upon reaching age 70. Under the policy, a director is also requested to submit his or her resignation from the Board to the Nominating and Corporate Governance Committee in the event that the director retires from or otherwise leaves his or her principal occupation or employment. The Nominating and Corporate Governance Committee can choose to accept or reject the resignation.

IX. DIRECTOR RECRUITMENT

The Board has adopted a formal policy delineating director recruitment guidelines to be utilized by the Board in identifying and recruiting director nominees for Board membership. The policy guidelines are designed to help insure that KeyCorp is able to attract outstanding persons as director nominees to the Board.

X. DIRECTOR COMPENSATION

The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In addition, each year the Board reviews the cash component of its compensation which is in the form of director fees.

XI. DIRECTOR STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s outside directors which specify that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares, of which at least 1,000 shares should be directly owned by the director and be in the form of actual shares. For purposes of these guidelines, except for the 1,000 actual share requirement, Common Shares include actual shares, deferred or phantom stock units, and restricted shares.

XII. DIRECTOR ORIENTATION

A new director orientation is conducted for all new directors. The orientation consists of meetings with the Chief Executive Officer and other members of senior management including the senior officer who acts as the liaison for the committee(s) upon which the new director will serve.

XIII. DIRECTOR CONTINUING EDUCATION

Each director is expected to attend at least one Institutional Shareholder Services (ISS) approved director training or education session during each three-year term he or she is elected to as a director. KeyCorp will reimburse the reasonable costs and expenses of the training or education session incurred by the director (not including spousal expenses), including registration fees, travel, hotel accommodations and related meals, provided, however, if a director attends an ISS approved session which will cover another company on whose board the director also serves, KeyCorp will, if the other company is willing, appropriately share the costs and expenses with the other company. Management will circulate brochures to directors of sessions. Directors are asked to advise management when they are signing up for a session.

XIV. LIMITATION ON PUBLIC COMPANY DIRECTORSHIPS

Directors should not serve as a director of more than three other public companies (for a total of four including KeyCorp), except that a director who is the chief executive officer of a public company should only serve as a director of up to two other public companies (for a total of three including KeyCorp and his or her own company).

XV. REPRICING OPTIONS

The Board has determined that KeyCorp will not reprice options.

XVI. ONE YEAR HOLDING OF OPTION SHARES

The Compensation and Organization Committee has adopted a policy that stock options granted to the Chief Executive Officer, the Chief Administrative Officer, the Chief Financial Officer and all other Section 16 executives of KeyCorp will contain a provision requiring that all net shares obtained upon exercise of the option (less the applicable exercise price and withholding taxes) must be held for at least one year following the exercise date or, if later, until the executive’s stock ownership meets KeyCorp’s stock ownership guidelines. The policy applies to all options granted to such officers from and after the policy’s adoption.

XVII. SENIOR EXECUTIVE STOCK OWNERSHIP GUIDELINES

KeyCorp has adopted stock ownership guidelines for KeyCorp’s senior executives which specify that the Chief Executive Officer should own KeyCorp Common Shares with a value equal to at least six times salary, of which 10,000 should be in the form of actual shares, that all members of KeyCorp’s Management Committee should own KeyCorp Common Shares with a value equal to at least four times their respective salary, of which 5,000 should be in the form of actual shares, and other corporate senior executives whose compensation is subject to individual review and approval by the Compensation and Organization Committee should own KeyCorp Common Shares with a value at least equal to two times their respective salary, of which 2,500 should be in the form of actual shares. Newly hired executives and executives whose stock ownership did not meet the most recent guidelines at the time of adoption have a reasonable period to achieve the specified level of ownership. For purposes of these guidelines, Common Shares include actual shares, restricted shares and phantom stock units.

XVIII. EXTENSIONS OF CREDIT COLLATERALIZED BY KEYCORP STOCK

The Board has determined that neither KeyCorp nor its subsidiaries will extend to any director or executive officer covered by KeyCorp’s stock ownership guidelines credit collateralized by KeyCorp stock.

XIX. FORMAL EVALUATION OF CHIEF EXECUTIVE OFFICER

The Compensation and Organization Committee conducts an annual evaluation of the Chief Executive Officer which includes soliciting input from the full Board. The results of the annual evaluation are discussed with the Board as a whole in executive session.

XX. ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

Board members have complete access to KeyCorp’s management. If the Board member feels that it would be appropriate, the member is asked to inform the Chief Executive Officer of his or her contact with the officer in question. Members of senior management normally attend portions of each Board meeting. The Board may, when appropriate, obtain advice and assistance from outside advisors and consultants.

XXI. SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

The Compensation and Organization Committee, as a part of its oversight of the management and organizational structure of KeyCorp, annually reviews and approves KeyCorp’s management succession plan for the CEO and other senior officers and annually reviews KeyCorp’s program for management development and, in turn, reports on and reviews these matters, and their independent deliberations, with the Board in executive session.

XXII. AUDITOR PROHIBITED FROM DOING PERSONAL TAX WORK FOR SENIOR EXECUTIVE OFFICERS

KeyCorp’s independent auditors shall not serve as the personal tax advisors or preparers for KeyCorp senior executives who are members of KeyCorp’s Management Committee, officers of KeyCorp in a financial reporting oversight role or their immediate families unless exempted by the rules of the Public Company Accounting Oversight Board, or executives of KeyCorp who are expatriates.

XXIII. CORPORATE GOVERNANCE FEEDBACK

The Board encourages management to meet periodically with significant investors to discuss KeyCorp’s corporate governance practices. Management reports the results of the meetings to the Nominating and Corporate Governance Committee in order that the Board can more readily consider the views of significant investors when the Board shapes its corporate governance practices.

XXIV. COMMITTEE STRUCTURE

The Board exercises certain of its powers through its Audit, Compensation and Organization, Nominating and Corporate Governance, Executive, and Risk Management Committees. Each Committee has a Charter that defines the scope of its duties and responsibilities. Each Committee reviews its Charter annually and recommends its approval to the full Board which in turn approves the Charter. The Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are comprised of only independent directors. Each Board member sits on at least one Committee. The frequency, length and agendas of Committee meetings are determined by the Committee Chair in consultation with Committee members and appropriate members of senior management. The Committee Chair reports to the full Board on the matters undertaken at each Committee meeting. The Audit, Compensation and Organization, and Nominating and Corporate Governance Committees (which consist solely of independent directors) meet in executive session on a regular basis.

PRESIDING DIRECTOR

Under Section III of the KeyCorp Corporate Governance Guidelines, the Board of Directors has selected the Chair of the Nominating and Corporate Governance Committee to preside over the executive sessions of the outside directors of the Board. KeyCorp has established procedures to permit confidential, anonymous (if desired) submissions to the presiding director of concerns regarding KeyCorp. Interested parties may make their comments and views about KeyCorp known to the directors by directly contacting the presiding director by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Presiding Director, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and marked “Confidential.”

DIRECTOR INDEPENDENCE

As part of its Corporate Governance Guidelines, the Board has adopted categorical standards to determine Director independence that conform to the New York Stock Exchange independence standards. The specific KeyCorp standards are set forth on KeyCorp’s website: www.key.com/ir. Generally, under these standards, a director is not independent:

1) if he or she or an immediate family member has received during any twelve-month period within the last three years more than $100,000 in direct compensation from KeyCorp (other than current or deferred director fees) (directly compensated individual);

2) if, within the past three years, he or she has been employed by KeyCorp or an immediate family member has been an executive officer of KeyCorp (former employee);

3) if a) he or she or an immediate family member is a current partner of a firm that is KeyCorp’s internal or external auditor; b) he or she is a current employee of such a firm; c) he or she has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance practice; or d) he or she or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on KeyCorp’s audit within that time (former auditor);

4) if, within the past three years, he or she has been employed by a company upon whose Board an executive officer of KeyCorp concurrently serves or an immediate family member has been employed as an executive officer by a company upon whose compensation committee an executive officer of KeyCorp concurrently serves (interlocking director);

5) if he or she is affiliated with a firm that is an attorney, investment advisor, or consultant to KeyCorp (attorney, investment banker, or consultant);

6) if he or she is employed by, or an immediate family member is an executive officer of, a significant customer or supplier of KeyCorp. An entity is a significant customer of KeyCorp if during any of the last three years the customer made payments for property or services to KeyCorp in an amount that exceeded the greater of $1 million or 2% of the customer’s consolidated gross revenues. Likewise, an entity is a significant supplier of KeyCorp if during any of the last three years the amount paid to the supplier by KeyCorp exceeded the greater of $1 million or 2% of the supplier’s consolidated gross revenues (significant customer or supplier);

7) if he or she is an executive officer of a not-for-profit entity that has received significant contributions from KeyCorp during the last three years. An entity will be deemed to have received significant contributions from KeyCorp if KeyCorp’s annual contribution to the entity exceeds the greater of $1 million or 2% of the entity’s total annual revenues (significant charitable contribution recipient); or

8) if he or she has, or is affiliated with an entity that has, a loan from KeyCorp which a) was not made in the ordinary course of business by a KeyCorp subsidiary, b) was not made on the same terms as comparable transactions with other persons, c) involved when made more than the normal risk of collectibility, or d) is characterized as criticized or classified by the KeyCorp subsidiary (non-independent borrower).

Messrs. Meyer and Stevens are not independent because they are employees of KeyCorp. The Board of Directors has determined that all other members of the Board of Directors (i.e., Dr. Cartwright, Ms. Martin, and Messrs. Alvarez, Bares, Campbell, Cutler, Dallas, Hogan, Menascé, Sanford, and Ten Eyck) are independent, and that Douglas McGregor was independent prior to his retirement on November 10, 2006. The determination was made by reviewing the relationship of each of these individuals to KeyCorp in light of the KeyCorp categorical standards of independence and such other factors, if any, as the Board deemed relevant. Members of the Audit, Compensation and Organization, and Nominating and Corporate Governance Committees are all independent.

In determining the independence of the aforementioned members of the Board of Directors, the Board considered certain transactions, relationships, or arrangements between those directors and KeyCorp. The Board determined that none of these transactions, relationships, or arrangements is in conflict with KeyCorp’s categorical standards of independence and that no such transaction, relationship or arrangement is material or impairs any director’s independence for any other reason. The transactions, relationships, and arrangements considered by the Board and determined to be immaterial were as follows: Mr. Hogan served during 2006 and continues to serve on an advisory board of KeyBank National Association and received $1,000 for such service in 2006. Dr. Cartwright and Messrs. Bares, Campbell, Cutler, Dallas, Hogan, McGregor, Sanford, and Ten Eyck were customers of one or more of KeyCorp’s subsidiary banks or other subsidiaries during 2006 and had transactions with such banks or other subsidiaries in the ordinary course of business. In addition, Dr. Cartwright and Messrs. Bares, Campbell, Cutler, Dallas, Hogan, Menascé, Sanford, and Ten Eyck are officers of, or have a relationship with, corporations or are members of partnerships that were customers of such banks or other subsidiaries during 2006 and had transactions with such banks or other subsidiaries in the ordinary course of business. All loans included in such transactions were made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features. Similar transactions continue to be effected during 2007. Finally, a limited liability company in which Mr. Hogan has no interest but which is owned by Mr. Hogan’s brother was and continues to be the landlord of a KeyBank National Association Branch at an annual rent of approximately $56,000 per year. The parcel upon which the branch is situated is subject to an eminent domain proceeding and upon conclusion of the proceeding the branch will be moved to a parcel owned by KeyBank National Association.

KeyCorp has adopted a Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons. A copy of the Policy can be found at www.key.com/ir. The transactions subject to the Policy include any transaction, relationship, or arrangement with KeyCorp in which any director, executive officer or other related person has a direct or indirect material interest other than transactions, relationships or arrangements excepted by the Policy. These exceptions include transactions available to all KeyCorp employees generally, transactions involving compensation or indemnification of executive officers or directors authorized by the Board of Directors or one of its committees, transactions involving reimbursement for routine expenses, and transactions occurring in the ordinary course of business. The Nominating and Corporate Governance Committee is responsible for applying the Policy and uses the factors included in the Policy in making its determinations. These factors include whether the transaction is in conformity with KeyCorp’s Code of Ethics and Corporate Governance Guidelines and is in KeyCorp’s best interests; whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; whether the transaction would be disclosable under Item 404 of Regulation S-K under the Exchange Act; and whether the transaction could call into question the independence of any of KeyCorp’s outside directors.

Issue Two

AMENDMENT TO REGULATIONS
CONCERNING SIZE OF THE BOARD OF DIRECTORS

Currently, the size of the Board of Directors is fixed at 14 members divided into three classes. Under the Regulations as presently in effect, the size of the Board of Directors is required to be between 14 and 17 members. The shareholders are being asked to amend the Regulations to reduce the potential size of the Board to between 12 and 16 members. The result of this amendment will be to reduce the maximum Board size to 16 and the minimum Board size to 12.

The Board of Directors is unanimously recommending this amendment because it is of the opinion that a smaller Board can operate more effectively and efficiently for the benefit of KeyCorp’s shareholders. The size of KeyCorp’s Board has been gradually reduced from 22 members in 1994 to the current 14 members and, if this Amendment is adopted, will be further reduced to 13 members at the 2007 Annual Meeting.

Although the size of the Board is presently fixed at 14, a vacancy on the Board of Directors exists and there are now only 13 Directors in office. If the Amendment is not adopted, the vacancy will be filled by the Board. If the amendment is adopted, the Board size will be fixed at 13 members, with two classes having four members each and the third class having five members.

KeyCorp’s Regulations will continue to provide that, if the Board of Directors or shareholders change the number of directors, the three classes of the Board of Directors will be divided into as equal a number of directors as possible. The Regulations will also continue to provide that no reduction in the size of the Board shall of itself shorten the term of any incumbent director.

In the event the shareholders increase the number of directors and fail to fill the vacancy or vacancies created thereby, or in the event the Board of Directors increases the number of directors and thereby creates a vacancy or vacancies, the Board of Directors may fill such vacancy or vacancies for the respective unexpired terms.

The text of the proposed amendment is set forth in Appendix A to this proxy statement.

Vote Required.  Pursuant to Article X of the Regulations, Article II, Section 1 of the Regulations, which is the section of the Regulations establishing the size of the Board of Directors, may be amended by the affirmative vote of holders of shares entitled to exercise three-quarters of the voting power on such proposal, unless such amendment is recommended by two-thirds of the entire authorized Board of Directors, in which case the requisite vote is a majority of the voting power of KeyCorp. Because at least two-thirds of the entire authorized Board of Directors has recommended this proposed amendment, the affirmative vote of the holders of KeyCorp Common Shares entitling them to exercise a majority of the voting power of KeyCorp is required to adopt this amendment to the Regulations.

The Board of Directors of KeyCorp unanimously recommends that the shareholders vote FOR adoption of this amendment to the Regulations.

Issue Three

SHAREHOLDER PROPOSAL REQUESTING NECESSARY STEPS TO CAUSE ANNUAL ELECTION OF ALL DIRECTORS

The following proposal was submitted for inclusion in this proxy statement by Mr. Gerald R. Armstrong, 820 Sixteenth Street, #705, Denver, Colorado. Mr. Armstrong owns 20,080 KeyCorp Common Shares.

Shareholder Proposal.  “Resolved: That the shareholders of KEYCORP request its Board of Directors to take those steps necessary to eliminate the classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.”

Supporting Statement.  This proposal has been approved by shareholders in past annual meetings; however, our directors have failed to honor their shareholders’ wishes and have not presented the appropriate amendment.

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, the board of KEYCORP is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Now is the time to allow shareholders greater accountability from their directors by electing all directors annually.

The proponent recommended this to Associated Banc-Corp, Fifth-Third Bancorp, and Wintrust Financial Corporation in 2006 and each adopted the proposal.

A past year’s annual report boasted about stock price appreciation. Today, it remains less than at that time. BusinessWeek on November 13, 2006, reported that KeyCorp was recommended as a “BUY” by only three respected analysts. Wells Fargo & Company was rated a “BUY” by eighteen analysts. All others in the report were rated higher than KEYCORP.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003) looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors’ elections) and firm value.

WEST COAST BANCORP, a competitor in the northwest, adopted one-year terms for all of its directors and caused it to become effective in one annual meeting. Its proxy statement stated: “Annual election will facilitate the election of directors who will, in the view of a majority of shareholders, manage the company in the best interests of the company and its shareholders.”

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

If you agree that the shareholders of KEYCORP may benefit from the greater accountability of annual elections, please vote “FOR” this proposal.

Board of Directors Recommendation and Statement.  The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

Contrary to the proponent’s assertion, the KeyCorp Board of Directors has previously placed before the shareholders an amendment to KeyCorp’s Code of Regulations to require the annual election of directors. In 2002, such an amendment was placed before the shareholders and the amendment failed to pass.

When the Board of Directors placed the proposed amendment before the shareholders it recommended against its passage. The Board continues to believe that it is not in the best interests of the shareholders to declassify the Board of Directors and therefore recommends that the shareholders vote against this year’s proposal. The reasons for the Board’s position and the process it followed to make this determination are as follows:

Initially, the Nominating and Corporate Governance Committee of the KeyCorp Board of Directors reviewed the proposal to require the annual election of directors. The Nominating and Corporate Governance Committee consists solely of independent outside directors. After careful consideration, the Committee concluded that KeyCorp’s classified board is in the best interests of KeyCorp and its shareholders, and the Committee subsequently recommended to the full Board of Directors that it recommend a shareholder vote against the proposal. The Board of Directors unanimously concurred with the Committee’s recommendation.

KeyCorp’s Board of Directors is divided into three classes of directors, each of which serves for staggered three-year terms. These staggered terms are an effort to balance two very important concerns, those being the need for shareholders to express their opinion about the Board’s performance each year and the need for KeyCorp’s directors to focus on KeyCorp’s long-term success.

The Board believes that KeyCorp’s ability to succeed in producing long-term shareholder value requires long-term planning, capital commitments, and careful and consistent application of financial and other resources. The classified board gives KeyCorp an advantage in that a majority of the directors at any given time will have experience in and knowledge of the business and operations of KeyCorp.

Election of directors by classes is a common practice that has been adopted by many companies and currently exists at a majority of the 500 companies comprising the 2005 Standard & Poor’s 500 Index.

In the opinion of KeyCorp’s Board, a classified board of directors facilitates continuity and stability of leadership and policy by assuring that experienced individuals familiar with the corporation and its business will be on the board of directors at all times. A classified board of directors is also intended to prevent precipitous changes in the corporation’s policies, business strategies and operations. A classified board protects shareholder interests from coercive attempts from outsiders to gain control. Board classification is intended to encourage any person seeking to acquire control of KeyCorp to initiate such action through arm’s-length negotiations with the Board of Directors so as to benefit KeyCorp’s shareholders.

Although the proponent has criticized KeyCorp’s stock performance, it should be noted that KeyCorp’s stock has outperformed its 2006 peer group based on one-year, three-year, and five-year total shareholder returns. This is evidenced by the performance graph on page 43 of KeyCorp’s Annual Report to Shareholders for the year ended December 31, 2006.

This proposal requests the Board to take those steps necessary to cause the annual election of all directors. One of those steps would be to amend KeyCorp’s Regulations. As noted, the amendment of the Regulations was placed before the shareholders in 2002 and the shareholders rejected the proposed amendment.

The amendment, repeal or alteration of the provisions of the Regulations providing for a classified board must be made by the affirmative vote of the holders of shares entitling them to exercise three-quarters of the voting power of KeyCorp on such proposal unless such amendment, repeal, or alteration is recommended by two-thirds of the Board of Directors, in which case the amendment, repeal or alteration would require the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of KeyCorp on such proposal. If this proposal is approved by the shareholders at this Annual Meeting and the Board of Directors were to determine again to submit a repeal or amendment of the provisions in KeyCorp’s Regulations providing for a classified Board to the shareholders for a vote at a future meeting, approval of the repeal or amendment would require the affirmative vote of three-quarters of KeyCorp’s Common Shares unless two-thirds of the Board of Directors were to recommend approval of such repeal or amendment.

A vote in favor of this proposal is an advisory recommendation to the Board of Directors.

Vote Required.  Approval of this proposal will require the affirmative vote of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting.

The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal.

Issue Four

INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors of KeyCorp has appointed Ernst & Young LLP (“Ernst & Young”) as KeyCorp’s independent auditors to examine the financial statements of KeyCorp and its subsidiaries for the year 2007. The Board of Directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of the KeyCorp Common Shares represented in person or by proxy at the Annual Meeting will be required for such ratification.

A representative of Ernst & Young will be present at the meeting with an opportunity to make a statement if such representative desires to do so and to respond to appropriate questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young as KeyCorp’s independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of this appointment.

EXECUTIVE OFFICERS

The executive officers of KeyCorp are principally responsible for making policy for KeyCorp, subject to the supervision and direction of KeyCorp’s Board of Directors. All officers are subject to annual election at the annual organizational meeting of the directors. Mr. Meyer has an employment agreement with KeyCorp.

There are no family relationships among directors, nominees, or executive officers. Other than Ms. Mooney and Messrs. Bunn, Harris, Hyle, and Weeden, all have been employed in officer capacities with KeyCorp or one of its subsidiaries for at least the past five years.

Set forth below are the names and ages of the executive officers of KeyCorp as of January 1, 2007, positions held by them during the past five years and the year from which held, and, in parentheses, the year they first became executive officers of KeyCorp.

THOMAS W. BUNN (53)

2005 to present: Vice Chair, KeyCorp; 2002-2005: Senior Executive Vice President, KeyCorp; 1990-2000: Managing Director, Bank of America Corporation (financial services). (2002)

PAUL N. HARRIS (48)

2003 to present: Executive Vice President, General Counsel, and Secretary, KeyCorp; 2000-2003: Partner, Thompson Hine LLP (law firm). (2004)

CHARLES S. HYLE (55)

2004 to present: Executive Vice President and Chief Risk Officer, KeyCorp; 1998-2003: Managing Director and Global Head of Portfolio Management, Barclays Capital (financial services). (2004)

HENRY L. MEYER III (57)

Chairman, President, and Chief Executive Officer, KeyCorp. (1987)

BETH E. MOONEY (51)

2006 to present: Vice Chair, KeyCorp; 2004-2006: Senior Executive Vice President and Chief Financial Officer, AmSouth Bancorp (financial services); 2000-2004: Senior Executive Vice President, AmSouth Bancorp. (2006)

ROBERT L. MORRIS (54)

2006 to present: Chief Accounting Officer, KeyCorp; 2000-2006, Controller, KeyCorp. (2006)

THOMAS C. STEVENS (57)

Vice Chair and Chief Administrative Officer, KeyCorp. (1996)

JEFFREY B. WEEDEN (50)

2002 to present: Senior Executive Vice President and Chief Financial Officer, KeyCorp; 2001-2002: President and Chief Executive Officer, MFN Financial Corporation (financial services); 1999-2002: President and Chief Operating Officer, MFN Financial Corporation. (2002)

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by KeyCorp in 2006 to the CEO, CFO and each of the three highest paid executive officers of KeyCorp other than the CEO and CFO for the year ended December 31, 2006.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred	All other
			Stock	Option	Incentive Plan	Compensation	Compensation ($)
Name and Principal Position	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)(2)	Earnings ($)(3)	(see chart below)	Total ($)

Henry L. Meyer(4)	992,308	—	2,658,239	1,885,540	2,966,400	3,167,141	355,157	12,024,785
Jeffrey B. Weeden(5)	525,000	—	840,514	581,341	875,000	83,849	106,210	3,011,914
Thomas C. Stevens(6)	625,000	—	964,903	668,858	850,000	127,986	115,441	3,352,188
Thomas W. Bunn(7)	525,000	—	1,040,936	704,152	2,275,000	147,721	250,176	4,942,985
Beth E. Mooney(8)	361,731	1,200,000	154,569	342,223	1,175,000	—	149,799	3,383,322

Footnotes:

(1)	Stock Awards and Option Awards are represented as the cost of awards over the requisite service period, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R) and detailed on page 89 of KeyCorp’s 2006 Annual Report. FAS 123R defines a requisite service period as the period or periods over which an employee is required to provide service in exchange for a share-based payment. Stock awards are granted as Performance-based Restricted Stock or Performance Shares under the Long Term Incentive Compensation Plan as more fully described in the Compensation Discussion and Analysis on pages 39 to 49 of this proxy statement and the Grants of Plan-Based Awards Table on page 22 of this proxy statement.

(2)	Non-equity incentive plan compensation refers to Short-Term Incentive Compensation as discussed on page 22 of this proxy statement.

(3)	No above market or preferential earnings were paid on deferred compensation. Above market earnings are defined as amounts above 120% of the IRS Section 1274(d) Long-term Annual Federal Rate. Summary of retirement plan provisions is found on pages 27 and 28 of this proxy statement.

(4)	Meyer — Short-term incentive compensation award includes $794,920 deferral consisting of 20% mandatory deferral of amounts between $100,000 and $500,000, 25% between $500,000 and $1,000,000 and 30% above $1,000,000. 2006 change in pension value and nonqualified deferred compensation earnings includes the following changes in the present value: $65,309 (Cash Balance Pension Plan) and $3,101,832 (Supplemental Retirement Plan).

(5)	Weeden — Salary includes deferral of $31,500, and short-term incentive compensation award includes $215,825 deferral consisting of 20% mandatory deferral of amounts between $100,000 and $500,000, and 25% over $500,000 plus 6% voluntary deferral of remaining amount. 2006 change in pension value and nonqualified deferred compensation earnings includes the following changes in the present value: $13,693 (Cash Balance Pension Plan) and $70,156 (Second Excess Cash Balance Plan).

(6)	Stevens — Salary includes deferral of $32,500, and short-term incentive compensation award includes $338,125 deferral consisting of 20% mandatory deferral of amounts between $100,000 and $500,000, and

25% over $500,000 plus 25% voluntary deferral of remaining amount. 2006 change in pension value and nonqualified deferred compensation earnings includes the following changes in the present value: $19,852 (Cash Balance Pension Plan), $16,238 (Excess Cash Balance Plan), and $91,896 (Second Excess Cash Balance Plan).

(7)	Bunn — Salary includes deferral of $31,500, and short-term incentive compensation award includes $587,500 deferral consisting of 20% mandatory deferral of amounts between $100,000 and $500,000, 25% between $500,000 and $1,000,000 and 30% above $1,000,000. 2006 change in pension value and nonqualified deferred compensation earnings includes the following changes in the present value: $13,882 (Cash Balance Pension Plan) and $133,839 (Second Excess Cash Balance Plan).

(8)	Mooney — commenced employment with KeyCorp on April 28, 2006 and received a $400,000 current and an $800,000 deferred signing bonus. Short-term incentive compensation award includes deferral of $486,875 consisting of 20% mandatory deferral of amounts between $100,000 and $500,000, 25% between $500,000 and $1,000,000, and 30% above $1,000,000 plus 25% voluntary deferral of remaining amount.

ALL OTHER COMPENSATION

The following chart sets forth details of Other Annual Compensation provided by KeyCorp as presented in the Summary Compensation Table above.

				KeyCorp
		Perquisites		Contributions
		and Other	Tax	to Defined	Total
	Personal Use	Personal	Reimbursements	Contribution	all other
Name	of Aircraft ($)	Benefits ($)	(Gross Ups) ($)	Plans ($)	Compensation ($)

Henry L. Meyer(1)	—	34,013	12,079	309,065	355,157
Jeffrey B. Weeden(2)	—	4,682	0	101,528	106,210
Thomas C. Stevens(3)	—	7,203	2,713	105,525	115,441
Thomas W. Bunn(4)	—	16,692	10,719	222,765	250,176
Beth E. Mooney(5)	—	54,871	29,340	65,588	149,799

Footnotes:

(1)	Meyer — Perquisites and tax gross ups include the following: $12,611 (club dues), $2,961 (disability), $1,600 (security system), $16,842 (financial planning) $10,719 (tax gross up on club dues), and $1,360 (tax gross up on security system). Defined contribution plan company contributions include $13,200 (KeyCorp 401(k) Savings Plan), $176,627 (KeyCorp Deferred Savings Plan), and $119,238 (KeyCorp Automatic Deferral Plan).

(2)	Weeden — Perquisites include the following: $2,182 (disability) and $2,500 (financial planning). Defined contribution plan company contributions include $13,200 (KeyCorp 401(k) Savings Plan), $62,265 (KeyCorp Deferred Savings Plan), and $26,063 (KeyCorp Automatic Deferral Plan).

(3)	Stevens — Perquisites and tax gross ups include the following: $3,192 (club dues), $2,961 (disability), $1,050 (financial planning), and $2,713 (tax gross up on club dues). Defined contribution plan company contributions include $13,200 (KeyCorp 401(k) Savings Plan), $25,125 (KeyCorp Automatic Deferral Plan), and $67,200 (KeyCorp Deferred Savings Plan).

(4)	Bunn — Perquisites and tax gross ups include the following: $12,611 (club dues), $2,481 (disability), $1,600 (financial planning), and $10,719 (tax gross up on club dues). Defined contribution plan company contributions include $13,200 (KeyCorp 401(k) Savings Plan), $88,125 (KeyCorp Automatic Deferral Plan), and $121,440 (KeyCorp Deferred Savings Plan).

(5)	Mooney — Perquisites and tax gross ups include the following: $4,520 (club dues), $50,351 (moving allowance), $25,498 (tax gross up on moving allowance), and $3,842 (tax gross up on club dues). Defined contribution plan company contributions include $13,200 (KeyCorp 401(k) Savings Plan), $38,625 (KeyCorp Automatic Deferral Plan), and $13,763 (KeyCorp Deferred Savings Plan).

GRANTS OF PLAN-BASED AWARDS

										All other
										Option
										Awards:	Exercise or	Grant Date
										Number of	Base Price	Fair Value of
										Securities	of Option	Stock and
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)				Estimated Future Payouts Under Equity Incentive Plan Awards (#)				Underlying	Awards	Option
Name	Date	Minimum	Threshold	Target	Maximum	Minimum	Threshold	Target	Maximum	Options (#)	($/Sh)	Awards(1)

Henry L. Meyer	1/1/06	—	1,030,000	2,060,000	6,180,000	—	—	—	—	—	—	—
	2/7/06	—	—	—	—	—	28,237	56,474	112,948	—	—	2,000,000
	7/21/06	—	—	—	—	—	—	—	—	260,000	36.37	1,923,835
Jeffrey B. Weeden	1/1/06	—	300,000	600,000	1,800,000	—	—	—	—	—	—	—
	2/7/06	—	—	—	—	—	9,883	19,766	39,532	—	—	700,000
	7/21/06	—	—	—	—	—	—	—	—	90,000	36.37	665,835
Thomas C. Stevens	1/1/06	—	250,000	500,000	1,500,000	—	—	—	—	—	—	—
	2/7/06	—	—	—	—	—	10,589	21,178	42,356	—	—	750,000
	7/21/06	—	—	—	—	—	—	—	—	100,000	36.37	739,835
Thomas W. Bunn	1/1/06	—	725,000	1,450,000	4,350,000	—	—	—	—	—	—	—
	2/7/06	—	—	—	—	—	11,471	22,942	45,884	—	—	812,500
	7/21/06	—	—	—	—	—	—	—	—	105,000	36.37	776,835
Beth E. Mooney	5/1/06	—	450,000	900,000	2,700,000	—	—	—	—	—	—	—
	5/1/06	—	—	—	—	—	7,981	15,962	31,924	—	—	600,000
	5/1/06	—	—	—	—	—	—	—	—	125,000	37.59	840,000

(1)	KeyCorp uses the Black-Scholes option pricing model to estimate the fair value of employee stock option grants. In applying this model, basic assumptions are made concerning variables such as expected option term, risk-free interest rate, and KeyCorp’s stock price volatility and future dividend yield.

Short-Term Incentive Compensation (Non-equity incentive plan awards) — KeyCorp’s CEO and the senior officers reporting directly to him (including Ms. Mooney and Messrs. Weeden, Stevens, and Bunn) participate in the Annual Performance Plan (the “Plan”) which was approved by shareholders and consequently delivers awards which are tax deductible to KeyCorp. The Compensation and Organization Committee establishes specific targets for these senior officers. The overall potential funding under the Annual Performance Plan is based on KeyCorp’s total revenue, but individual awards are based on economic profit added, earnings per share, and return on equity, as described in the following paragraph. The Compensation and Organization Committee assesses participants’ performance against these goals to determine the incentive earned by each. Under KeyCorp’s 2006 Annual Incentive Plan, the Committee assigned weights to the following performance factors relative to plan: economic profit added (EPA), earnings per share (EPS) and return on equity (ROE). In establishing goals for each factor, the Committee considered KeyCorp’s 2006 operating plan, the outlook for the industry and KeyCorp’s peer group, and the median performance of peer companies during the preceding 3- and 5-year periods. At year-end, the Committee compared KeyCorp’s performance relative to each target as follows- if actual performance is:

•	Not achieved at a factor’s threshold level, the factor will not fund.

•	Achieved at a factor’s threshold level, 50% of that factor’s payout will fund.

•	Achieved at a factor’s target level, 100% of that factor’s payout will fund.

•	At the factor’s maximum level, 300% of that factor’s payout will fund.

The Compensation and Organization Committee may adjust payouts for changes in accounting rules, gains from the sales of subsidiaries or assets outside the ordinary course of business, or a restructuring or other non-recurring charge or adjustment. Based on all factors, the Committee funds a pool that will establish a payout percentage between 0% and 300% for performance results relative to the achievement of the annual goals set by the Committee. The Committee may increase or decrease that percentage by as much as 30% up or down to account for factors such as the quality of earnings, the overall performance of the economy and the industry, earnings per share growth and return on equity compared to peers and other qualitative items. Awards to the CEO and his direct reports under the Performance Plan are made using the standards applied and the performance percentage calculated under the Incentive Plan. For each executive, the Committee considers his or her target compensation, progress toward the individual performance goals set forth in his or her scorecard, and his or her contribution to the achievement of KeyCorp’s financial and strategic objectives. Aggregate awards to the CEO and his direct reports may not exceed the maximum bonus pool created under the Performance Plan.

Long-Term (Equity-based) Incentive Compensation — The Committee believes that KeyCorp employees will be aligned with shareholders if they are eligible to receive stock-based, or equity compensation. The Company’s Long-Term Compensation Program is designed to promote sound decisions and actions over three-year periods, or cycles. It does so by increasing employees’ share ownership, aligning their long-term financial interests with those of shareholders and retaining high-performing employees. In 2004, the Committee introduced performance-based restricted stock and expanded the eligibility for restricted stock awards to a broader group of senior managers. There are two long-term incentive compensation plan performance cycles in progress that use restricted stock and an additional three year cycle commencing in 2007, in addition to stock option awards.

The design features of the 2005-2007 and 2006-2008 performance cycles are:

•	The CEO and his direct reports receive half of their restricted stock award in the form of performance based restricted stock and half as performance shares to be paid in cash.

•	Performance-based restricted stock and performance shares cliff vest three years from their grant date to the extent KeyCorp achieves defined performance goals. Executives forfeit these shares if the goals are not achieved.

For 2005 and 2006 awards, the Committee has selected three performance factors and assigned a weight to each. Each has a defined cumulative three-year goal for threshold, target and maximum performance. The factors are EPA, EPS and ROE. At the end of the performance cycle, the Committee determines KeyCorp’s performance relative to each factor as follows:

•	If actual performance does not meet the threshold level, executives forfeit their performance-based restricted stock and performance shares.

•	If actual performance reaches the threshold level, half of these shares will vest.

•	If actual performance reaches the target level, all of these shares will vest.

•	At the defined maximum performance level for each measure, 200% of the target will vest for the 2005-2007 and 2006-2008 cycles.

•	Performance for each factor is interpolated on a linear basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information regarding outstanding equity award grants held at December 31, 2006 by each of the executive officers named in the Summary Compensation Table.

						Stock Awards
		Option Awards					Equity Incentive
		Number of	Number of			Equity Incentive	Plan Awards: Market
		Securities	Securities			Plan Awards: Number	or Payout Value of
		Underlying	Underlying			of Unearned Shares,	Unearned Shares,
		Unexercised	Unexercised	Option	Option	Units or Other	Units or Other
		Options (#)	Options (#)	Exercise	Expiration	Rights that Have	Rights that Have
Name	Grant Date	Exercisable	Unexercisable(1)	Price ($)	Date	not Vested (#)(2)	not Vested ($)

Henry L. Meyer	1/14/1998	80,000	—	32.8438	1/14/2008
	1/13/1999	85,000	—	30.7500	1/13/2009
	1/13/1999	25,000	—	40.0000	1/13/2009
	1/13/1999	25,000	—	45.0000	1/13/2009
	1/13/1999	25,000	—	50.0000	1/13/2009
	1/18/2000	47,300	—	21.2500	1/18/2010
	11/15/2000	100,000	—	22.9375	11/15/2010
	1/17/2001	400,000	—	28.2500	1/17/2011
	1/17/2002	400,000	—	24.6050	1/17/2012
	7/17/2003	400,000	—	25.6400	7/17/2013
	7/23/2004	173,334	86,666	29.2700	7/23/2014
	7/22/2005	100,000	200,000	34.3950	7/22/2015
	7/21/2006	—	260,000	36.3700	7/21/2016
	Aggregate non-option
	awards					205,009	7,796,492

						Stock Awards
		Option Awards					Equity Incentive
		Number of	Number of			Equity Incentive	Plan Awards: Market
		Securities	Securities			Plan Awards: Number	or Payout Value of
		Underlying	Underlying			of Unearned Shares,	Unearned Shares,
		Unexercised	Unexercised	Option	Option	Units or Other	Units or Other
		Options (#)	Options (#)	Exercise	Expiration	Rights that Have	Rights that Have
Name	Grant Date	Exercisable	Unexercisable(1)	Price ($)	Date	not Vested (#)(2)	not Vested ($)

Jeffrey B. Weeden	9/30/2002	52,859	—	24.7050	9/30/2012
	7/17/2003	100,000	—	25.6400	7/17/2013
	7/23/2004	56,667	28,333	29.2700	7/23/2014
	7/22/2005	28,334	56,666	34.3950	7/22/2015
	7/21/2006	—	90,000	36.3700	7/21/2016
	Aggregate non-option
	awards					64,644	2,458,411
Thomas C. Stevens	1/13/1999	50,000	—	30.7500	1/13/2009
	1/18/2000	50,000	—	21.2500	1/18/2010
	1/17/2001	150,000	—	28.2500	1/17/2011
	1/17/2002	75,000	—	24.6050	1/17/2012
	7/17/2003	125,000	—	25.6400	7/17/2013
	7/23/2004	64,667	32,333	29.2700	7/23/2014
	7/22/2005	33,334	66,666	34.3950	7/22/2015
	7/21/2006	—	100,000	36.3700	7/21/2016
	Aggregate non-option
	awards					76,930	2,925,648
Thomas W. Bunn	7/17/2003	125,000	—	25.6400	7/17/2013
	7/23/2004	70,000	35,000	29.2700	7/23/2014
	7/22/2005	35,000	70,000	34.3950	7/22/2015
	7/21/2006	—	105,000	36.3700	7/21/2016
	Aggregate non-option
	awards					82,108	3,122,567
Beth E. Mooney	5/1/2006	—	125,000	37.5900	5/1/2016
	Aggregate non-option
	awards					15,962	607,035

Footnotes:
(1) Option Awards	Option awards vest based on a 1/3 per year vesting schedule.
7/23/2004 Grant — Unvested options will vest on 7/23/2007.
7/22/2005 Grant — 1/2 of unvested options will vest on 7/22/2007; 1/2 of unvested options will vest on 7/22/2008.
7/21/2006 Grant — 1/3 of unvested options will vest on 7/21/2007; 1/3 of unvested options will vest on 7/21/2008; 1/3 of unvested options will vest on 7/21/2009.
5/1/2006 Grant (Mooney) — 1/3 of unvested options will vest on 5/1/2007; 1/3 of unvested options will vest on 5/1/2008; 1/3 of unvested options will vest on 5/1/2009.
(2) Stock Awards	Performance-based restricted stock and cash performance awards will vest 3 years from grant date to the extent performance requirements are met.
Meyer — 31,163 performance-based restricted shares and 31,162 cash performance shares vested on 2/19/07; 29,610 performance-based restricted shares and 29,610 cash performance shares will vest 2/15/08; 28,237 performance-based restricted shares and 28,237 cash performance shares will vest 2/7/09; 26,990 cash performance shares will vest 12/31/09.
Weeden — 10,128 performance-based restricted shares and 10,128 cash performance shares vested on 2/19/07; 9,620 performance-based restricted shares and 9,620 cash performance shares will vest 2/15/08; 9,883 performance-based restricted shares and 9,883 cash performance shares will vest 2/7/09; 5,382 performance-accelerated restricted shares will vest 12/31/09.
Stevens — 11,686 performance-based restricted shares and 11,686 cash performance shares vested on 2/19/07; 11,100 performance-based restricted shares and 11,100 cash performance shares will vest 2/15/08; 10,589 performance-based restricted shares and 10,589 cash performance shares will vest 2/7/09; 10,180 performance-accelerated restricted shares will vest 12/31/09.
Bunn — 12,660 performance-based restricted shares and 12,659 cash performance shares vested on 2/19/07; 12,030 performance-based restricted shares and 12,030 cash performance shares will vest 2/15/08; 11,471 performance-based restricted shares and 11,471 cash performance shares will vest 2/7/09; 9,787 performance-accelerated restricted shares will vest 12/31/09.
Mooney — 7,981 performance-based restricted shares and 7,981 cash performance shares will vest 5/1/09.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding exercises of stock options and vesting of restricted stock during the year ended December 31, 2006, by the executive officers named in the Summary Compensation Table, along with the value of such officers’ exercised stock options or vested shares upon exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)

Henry L. Meyer	52,700	802,358	—	—
Jeffrey B. Weeden	72,141	877,163	—	—
Thomas C. Stevens	50,000	188,313	—	—
Thomas W. Bunn	125,000	1,327,500	—	—
Beth E. Mooney	—	—	—	—

PENSION BENEFITS

The following table presents an estimation of the present value of the benefits payable under each pension plan in which an executive named in the Summary Compensation Table participates along with their applicable years of service.

			Present Value of
		Number of Years	Accumulated
Name	Plan name	Credited Service (#)	Benefit ($)(1)

Henry L. Meyer	Cash Balance Pension Plan	34	850,824
	Second Supplemental Retirement Plan	34	11,837,213
Jeffrey B. Weeden	Cash Balance Pension Plan	4	45,537
	Second Excess Cash Balance Plan	4	162,614
Thomas C. Stevens	Cash Balance Pension Plan	10	139,662
	Excess Cash Balance Plan	10	362,428
	Second Excess Cash Balance Plan	10	165,419
Thomas W. Bunn	Cash Balance Pension Plan	4	49,767
	Second Excess Cash Balance Plan	4	379,238
Beth E. Mooney	Cash Balance Pension Plan	—	—
	Second Excess Cash Balance Plan	—	—

Footnotes:

(1)	The estimated present value of the accumulated benefit in the Second Supplemental Retirement Plan is calculated based on age 65 normal retirement benefits discounted at a 5.50% in accordance with Statement of Financial Accounting Standard No. 87 as detailed on page 92 of Key’s 2006 Annual Report.

The values presented for the Cash Balance Pension, Excess Cash Balance and the Second Excess Cash Balance Plans represent the respective account balances as of December 31, 2006.

KeyCorp Cash Balance Pension Plan — Upon meeting plan eligibility requirements, all full and part time employees of KeyCorp and its participating subsidiaries participate in the KeyCorp Cash Balance Pension Plan. The Cash Balance Pension Plan is a defined benefit plan that provides a quarterly benefit accrual for each plan participant based on the participant’s years of “vesting service” and “compensation.” For purposes of the Cash Balance Pension Plan, eligible compensation generally means the entire amount of compensation paid to employees by reason of their employment as an employee of KeyCorp, as reported for federal income tax purposes, including elective deferrals under the KeyCorp 401(k) Savings Plan and KeyCorp Flexible Benefits Plan. However, amounts attributable, for example, to exercise of stock appreciation rights and/or stock options, non-cash remuneration, moving expenses, relocation bonuses, fringe benefits, deferred compensation, lump sum severance payments, signing bonuses or any funds paid following termination or retirement from KeyCorp are excluded from the plan’s definition of compensation. KeyCorp has established a bookkeeping account in each participant’s name which is credited with KeyCorp’s contributions on a quarterly basis for each quarter in which the participant remains employed by KeyCorp and works a minimum of 250 hours during that quarter. Participants’ Plan accounts are also credited with interest credits on a quarterly basis. The Pension Plan requires 5 years of service for vesting.

KeyCorp Excess Cash Balance and Second Excess Cash Balance Pension Plans — In addition to the KeyCorp Cash Balance Pension Plan, KeyCorp also maintains the KeyCorp Excess Cash Balance Pension Plan and the Second Excess Cash Balance Pension Plan (“Excess Plans”). The Excess Plans provide all officers salary grade or equivalent 86 and above with the pension plan benefit that would have been accrued under the Cash Balance Pension Plan “but for” the compensation limits of Section 401(a)(17) and benefit accrual limits of Section 415 of the Internal Revenue Code. Ms. Mooney will and Messrs. Stevens, Bunn, and Weeden currently participate in the Excess Plans. To be eligible for an early retirement benefit under the Excess Plans, a participant must be age 55 with a minimum of 5 years of “vesting service” (as defined in the plan) or must be “terminated under limited circumstances” with a minimum of 25 years of service, provided the participant executes a non-compete and non-solicitation agreement with KeyCorp.

KeyCorp Second Supplemental Retirement Plan — The KeyCorp Second Supplemental Retirement Plan provides a grandfathered group of KeyCorp officers with a supplemental retirement benefit that is in addition to the benefit that the participant is otherwise eligible to receive under the Cash Balance Pension Plan. The Second Supplemental Retirement Plan was frozen to new participants in 1995; it currently maintains nine active participants including Mr. Meyer. Participants in the Second Supplemental Retirement Plan are not eligible to participate in the KeyCorp Excess Plans. The Second Supplemental Retirement Plan provides participants with a plan benefit which equals up to 63% of the participant’s “final average compensation” when the Second Supplemental Retirement Plan benefit is combined with the participant’s pension plan benefit and age 65 social security benefit. Eligible compensation generally means base salary and incentive compensation (short-and long-term) paid to employees by reason of their employment with KeyCorp, as reported for federal income tax purposes, or the money which would have been paid but for the employee’s pre-tax deferrals to the KeyCorp 401(k) Savings Plan and benefit elections under the KeyCorp Flexible Benefits Plan and amounts deferred under the various Key-sponsored deferred compensation plans. However, amounts attributable, for example, to exercise of stock appreciation rights and/or stock options, noncash remuneration, moving expenses, relocation bonuses, signing bonuses, fringe benefits, lump sum severance payments, or any funds paid following termination or retirement from KeyCorp are excluded from the plan’s definition of compensation. To be eligible for an early retirement benefit under the plan, a participant must be age 55 with 10 years of “credited service” (as defined in the plan) or must be “terminated under limited circumstances” with a minimum of 25 years of credited service, provided the participant executes a non-compete and non-solicitation agreement with KeyCorp.

For purposes of the Second Supplemental Retirement Plan, the term “final average compensation” means the annual average of the participant’s highest aggregate “compensation” (as defined in the plan) for any period of 5 consecutive years during the 10 year period preceding the participant’s termination date. For certain participants, including Mr. Meyer, the term “final average compensation” includes certain long term incentive awards comprised of up to 50% performance based restricted stock.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the deferred compensation activity for the executives named in the Summary Compensation Table. All executive nonqualified and KeyCorp contributions to each plan are also included in current year compensation presented in the Summary Compensation Table.

							Amount of
							Aggregate
							Balance at
							Last FYE
							also Reported
		Executive	KeyCorp	Aggregate		Aggregate	in Prior Years’
		Contributions	Contributions	Earnings	Aggregate	Balance	Summary	Plan
		in Last	in Last	in Last	Withdrawals/	at Last	Compensation	Entry
	Plan	FY ($)	FY ($)	FY ($)	Distributions ($)	FYE ($)	Tables	Date

Henry L. Meyer	Second Excess 401(k) Plan	176,627	176,627	537,531	—	3,507,978	2,012,734	1987
	Automatic Deferral Plan	794,920	119,238	216,045	428,311	1,748,418	947,600	1999
	Second Deferred Compensation Plan	—	—	786,430	—	6,066,978	3,430,356	1997
Jeffrey B. Weeden	Second Excess 401(k) Plan	57,851	57,851	61,818	—	448,334	324,280	2002
	Automatic Deferral Plan	173,750	26,063	51,444	83,253	411,845	216,584	2002
	Second Deferred Compensation Plan	73,575	4,415	1,838	—	35,228	—	2002
Thomas C. Stevens	Second Excess 401(k) Plan	55,013	55,013	169,695	—	1,197,702	717,294	1996
	Automatic Deferral Plan	167,500	25,125	53,856	104,529	411,845	216,584	1999
	Second Deferred Compensation Plan	203,125	12,188	238,441	—	1,865,647	1,114,911	1996
Thomas W. Bunn	Second Excess 401(k) Plan	119,550	119,550	98,771	—	680,027	557,050	2002
	Automatic Deferral Plan	587,500	88,125	208,203	547,275	1,341,634	649,750	2002
	Second Deferred Compensation Plan	31,500	1,890	477,693	—	3,690,005	2,534,422	2002
Beth E. Mooney	Automatic Deferral Plan	257,500	38,625	—	—	296,125	—	2006
	Second Deferred Compensation Plan	229,375	13,763	—	—	243,138	—	2006
	Deferred Bonus Plan	—	800,000	40,359	—	840,359	—	2006

Second Excess 401(k) Savings Plan — The Second Excess 401(k) Savings Plan was designed to provide officers with a salary grade equivalent of 86 and above with a nonqualified retirement benefit which is generally reflective of the retirement benefit that they would have been entitled to receive under the tax-qualified KeyCorp 401(k) Savings Plan, but for the various limitations contained in the Internal Revenue Code. The Second Excess 401(k) Savings Plan is an unfunded plan and the value of plan benefits is reflected on a bookkeeping basis on KeyCorp’s general ledger. Eligible employees may defer up to 6% of eligible compensation and receive a dollar for dollar company match on their contributions. Company match vests after three years of vesting service. Employee monies can be invested on a bookkeeping basis in funds mirroring those in the 401(k) Savings Plan. The employer match is invested on a bookkeeping basis in the KeyCorp Common Stock Fund. Vested balances are distributed upon retirement or termination as follows:

•	If a participant’s vested plan account balance equals or exceeds $50,000, it will be distributed in a series of monthly installment distributions over a period of ten years.

•	If a participant’s vested plan account balance as of termination or retirement is under $50,000, it will be distributed as an automatic cash-out as a single lump sum cash payment.

Automatic Deferral Plan — The KeyCorp Automatic Deferral Plan is designed to require key employees of KeyCorp to automatically defer a percentage of their incentive compensation accrued under a KeyCorp-sponsored incentive compensation plan to the Automatic Deferral Plan until that incentive compensation becomes vested. The Automatic Deferral Plan is designed in conjunction with applicable KeyCorp-sponsored incentive compensation plans to require participants to automatically defer a set percentage of incentive compensation to the Automatic Deferral Plan when incentive compensation exceeds $100,000 for the applicable deferral period. An employee meeting the eligibility and plan participation requirements shall automatically defer the following amounts from their applicable incentive award:

•	20% of the employee’s incentive award between $100,000 and $500,000,

•	25% of the employee’s incentive award between $500,000 and $1,000,000, and

•	30% of the employee’s incentive award greater than $1,000,000.

Incentive compensation deferrals (“Participant Deferrals”) are reflected in a bookkeeping Plan account established in the participant’s name, and are automatically “invested” on a bookkeeping basis in the plan’s Common Stock Account. KeyCorp also provides a matching contribution equal to 15% of Participant Deferrals for the applicable deferral period. This matching contribution is also credited on a bookkeeping basis to participant accounts, and is similarly “invested” on a bookkeeping basis in the plan’s Common Stock Account. Participant Deferrals and matching contributions are subject to a three-year graded vesting period. If the participant who is less than 55 years of age with less than 5 years of service voluntarily elects to terminate employment with KeyCorp prior to completing this vesting requirement, or if discharged for cause, both unvested Participant Deferrals as well as unvested matching contributions are automatically forfeited. Upon vesting, the participant’s account balance with all earnings and gains thereon is automatically distributed in KeyCorp Common Shares.

Second Deferred Compensation Plan — The Second Deferred Compensation Plan was designed to provide officers with a salary grade equivalent of 86 and above with the opportunity to defer income under the plan until the employee’s termination from KeyCorp. The Second Deferred Compensation Plan permits eligible employees to defer, on a pretax basis, up to 50% of base salary, and up to 100% of incentive compensation awarded under a KeyCorp sponsored incentive compensation plan. Pretax deferrals are reflected in a bookkeeping plan account established in the participant’s name, and at the participant’s direction are “invested” on a booking basis in the plan’s Interest-Bearing Account, the plan’s KeyCorp Phantom Common Stock Account, or in one or more of the plan’s several Investment Funds mirroring those in the qualified 401(k) Savings Plan. KeyCorp provides a Matching Contribution of up to 6% of Participant Deferrals deferred under the plan for each applicable Plan year. Additionally, if the participant elects to invest Participant Deferrals in the Plan’s Phantom Common Stock Account until retirement from KeyCorp at age 65, KeyCorp also provides an additional 4% Matching Contribution (i.e., for a total Matching Contribution of up to 10%) on those Participant Deferrals. Participation in the Second Deferred

Compensation Plan is voluntary. Participant Deferrals along with all earnings, gains and losses thereon are always 100% vested. Vesting for purposes of receiving the 6% Matching Contribution is upon completion of three years of vesting service and for purposes of receiving the additional 4% is upon completion of three years of vesting service and attainment of Normal Retirement which is retirement on or after age 65. Distributions of vested benefits is made upon termination or retirement based on participant elections made at the time of deferral to receive plan benefits as either a lump sum payment or as a series of installment payments over a period of 60, 120, or 180 months.

Deferred Bonus Plan — The KeyCorp Deferred Bonus Plan has been designed to provide selected candidates with a mandatory deferral vehicle for signing bonus awards that are subject to a vesting requirement. While deferred under the Plan, the deferred bonus award is invested on a bookkeeping basis in the KeyCorp Phantom Common Stock Account, and is able to grow in value as Key’s stock grows in value. Participants are fully vested in their deferred bonus award upon completion of three years of vesting service or on a three-year graded vesting schedule as determined at the time of grant. Upon vesting, participants receive an automatic lump sum payment of their vested bonus award in KeyCorp common shares, less applicable taxes, unless they have elected to have their deferred bonus award transferred to the KeyCorp Second Deferred Compensation Plan.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

KeyCorp is party to an employment agreement with Mr. Meyer and change of control agreements with certain of its other senior officers, including Ms. Mooney and Messrs. Stevens, Bunn, and Weeden.

On December 22, 2005, KeyCorp notified Mr. Meyer and the recipients of the change of control agreements that their agreements would be modified as of January 1, 2007. The new agreements are very similar to the prior agreements, except that severance payments for individuals who had agreements as of that date have been reduced to include only 50% (as opposed to 100%) of the officer’s average long-term incentive compensation in the severance computation, and severance payments for new recipients (including Ms. Mooney) do not include any payment with respect to long-term incentive compensation.

Employment Agreement with Mr. Meyer.  KeyCorp originally entered into the employment agreement with Mr. Meyer on May 15, 1997. As noted above, it was most recently amended on January 1, 2007. Pursuant to the employment agreement, Mr. Meyer is to be employed by KeyCorp as its Chairman, President, and Chief Executive Officer for a constantly renewing three-year term at a base salary of not less than $1,000,000 per annum plus full participation in all incentive and other compensatory plans available generally to KeyCorp’s executive officers.

Severance Payable Upon Involuntary Termination

If Mr. Meyer’s employment is terminated by KeyCorp without cause at any time, he is entitled to the following:

•	an amount equal to three times the sum of his base salary plus his average annual incentive and 50% of his average long-term incentive compensation in a lump sum within 30 days after the termination;

•	the benefit of continuing participation in all KeyCorp retirement and savings plans through the third anniversary of the termination;

•	a lump sum payment equal to the amount of company contributions Mr. Meyer would have received under the KeyCorp Deferred Savings Plan as if he had deferred 6% of base salary plus incentive compensation for the three-year period following termination of employment;

•	the benefit of continuing medical, disability, and group term life insurance coverage through the third anniversary of the termination;

•	all stock options (other than so-called “performance options,” which are options that vest or become exercisable only if certain stock price and/or financial performance tests are achieved) become fully exercisable; and

•	specified other benefits (club dues, office space, secretarial support, and tax preparation assistance for a five year period and meeting fees and expenses if Mr. Meyer attends the annual meeting of shareholders of KeyCorp at the request of the Chief Executive Officer).

Severance Payable Upon Constructive Termination

The same severance benefits as described above are payable under Mr. Meyer’s agreement if his employment is constructively terminated. Under the employment agreement, Mr. Meyer may consider himself constructively terminated if at any time:

•	his base salary is reduced other than in connection with an across-the-board salary reduction applicable to all executive officers of KeyCorp, or he is excluded from full participation in any incentive or other compensatory plan applicable to executive officers;

•	he is demoted or removed from office;

•	KeyCorp requests his resignation or retirement at a time when KeyCorp does not have grounds to terminate his employment for cause; or

•	his principal place of employment is relocated outside of the Cleveland metropolitan area.

Severance Upon Constructive Termination After a Change of Control

The same severance benefits as described above are also payable under Mr. Meyer’s agreement if his employment is constructively terminated after a change in control. Mr. Meyer may consider himself constructively terminated if, after a “change of control,” as defined below:

•	his base salary is reduced or he is excluded from full participation in any incentive or other compensatory plan that was available to him during the one-year period prior to the change of control;

•	the annual incentive compensation paid to him or the equity compensation opportunities provided to him during the two year period immediately following the change of control is less than his average annual incentive compensation or the equity compensation opportunities provided to him before the change of control;

•	his position, duties, and responsibilities are materially reduced;

•	he is unable to continue to carry out his responsibilities and duties as Chairman of the Board and Chief Executive Officer; or

•	the headquarters of the surviving entity is outside of the Cleveland metropolitan area.

Definition of Cause

Under the employment agreement, KeyCorp will have “cause” to terminate Mr. Meyer’s employment before a change of control if he commits a felony, acts dishonestly in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp, abandons and consistently fails to attempt to perform his duties, or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment. KeyCorp will have “cause” to terminate Mr. Meyer’s employment after a change of control if he is convicted of a felony, acts dishonestly and feloniously in a way that is materially inimical to the best interests of KeyCorp, competes with KeyCorp or if a bank regulatory agency issues a final order requiring KeyCorp to terminate or suspend his employment.

Indemnification

Mr. Meyer is entitled to continuing indemnification to the fullest extent permitted by Ohio law for actions against him by reason of his being or having been a director or officer of KeyCorp or any related entity and to payment of certain legal fees incurred in enforcing his rights under his employment agreement.

Change of Control Agreements.  As noted above, KeyCorp is a party to change of control agreements with certain of its other senior officers (including Ms. Mooney and Messrs. Stevens, Bunn, and Weeden), which in most cases provide that if, at any time within two years following a change of control, the officer’s employment is terminated by KeyCorp (except for cause, as described below), or the officer is determined to be constructively discharged (because the officer’s base salary, incentive compensation or stock option opportunity is reduced or the executive is required to relocate the executive’s principal place of employment more than 35 miles from its location prior to the change of control), severance benefits will apply. Severance benefits consist of:

•	A lump sum severance benefit equal to three years’ compensation, with compensation equal to:

•	base salary plus average short-term incentive compensation and 50% of average long-term incentive compensation for Messrs. Stevens, Bunn and Weeden, and

•	base salary plus average short-term incentive compensation for Ms. Mooney;

•	continued participation in all applicable KeyCorp retirement plans and savings plans for the three-year period following termination of employment;

•	a lump sum payment equal to the amount of company contributions the officer would have received under the KeyCorp Deferred Savings Plan as if the officer had deferred 6% of base salary plus incentive compensation for the three-year period following termination of employment; and

•	the continuation of health benefits for eighteen months following termination of employment or until the officer secures other employment, if earlier (or, if the officer is age fifty with at least fifteen years of service at the time of termination of employment, the officer may elect to participate in the KeyCorp Retiree Medical Plan at KeyCorp’s cost).

Each change of control agreement also provides a three-month “window period,” commencing fifteen months after the date of a change of control, during which the officer may resign voluntarily and receive similar severance benefits based on an eighteen-month period if the officer determines in good faith that the officer’s position, responsibilities, duties, status or reporting relationships are materially less than or reduced from those in effect before the change of control or KeyCorp’s headquarters is relocated outside of the greater Cleveland metropolitan area.

For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that constitutes a felony and is inimical to the best interest of KeyCorp or a subsidiary, imposition by a bank regulatory agency of a final order of suspension or removal, or competing with KeyCorp.

Section 280G Excise Tax on Payments.  In general, the employment and change of control agreements with the officers named in the Summary Compensation Table provide for a tax gross-up if any payment exceeds the limits established under Section 280G of the Internal Revenue Code so that the officer will receive the same after-tax payment as would have been the case if Section 280G did not apply.

Amounts Payable Under Agreements.  The following table sets forth the amounts payable under Mr. Meyer’s employment agreement and the change of control agreements effective January 1, 2007. Note that this table does not include any benefits payable to the executive officers included in the Summary Compensation Table under the retirement plan(s) of KeyCorp or any subsidiary (see page 27 of this proxy statement), or any payout to the executive officers included in the Summary Compensation Table under KeyCorp’s deferred compensation plan(s) (see page 29 of this proxy statement). Additional information about the amounts payable to the executive officers included in the Summary Compensation Table in the event of retirement, death or permanent disability is presented separately after the table.

		Involuntary or Constructive Termination After a Change of Control
				Retirement,
		Base		Deferred
	Retirement or	Salary/		Compensation
	Termination	Average		and Stock Option		Involuntary or
	Vested	Short Term and		Vesting		Constructive
Benefits / Payments	Retirement	Long term		due to		Termination After a	Total Payable
Upon Termination	and Deferred	Incentive	Continued Benefit	Change in		Change of Control	After a Change
($000s)	Compensation(1)	Compensation	Plan Participation	Control	Tax Gross-Up(2)	Total(3)	of Control(4)

Henry L. Meyer	26,153	15,700	7,200	3,666	14,083	40,649	66,802
Jeffrey B. Weeden	654	5,438	583	1,224	3,666	10,911	11,565
Thomas C. Stevens	4,851	5,775	695	1,104	4,114	11,688	16,539
Thomas W. Bunn	4,522	9,657	1,210	2,506	6,100	19,473	23,995
Beth E. Mooney	5	5,175	694	895	2,886	9,650	9,655

(1)	Vested Retirement and Deferred Compensation includes vested balances in the 401(k) Savings Plan, Cash Balance Pension Plan, Second Supplemental Retirement Plan, Second Excess 401(k) Savings Plan, Second Excess Cash Balance Pension Plan, Second Deferred Compensation Plan, and for Mr. Meyer, continued office space and secretarial support.

(2)	Tax gross up amounts can vary dramatically depending upon the time period on which base wages are calculated. Internal Revenue Code Section 280G rules specify that change of control payments cannot exceed three times a 5-year average of taxable compensation. Gross up amounts can be higher or lower depending on the 5-year period that applies.

(3)	Each executive’s change of control agreement, other than Mr. Meyer’s, provides for a 3-month window period during which he or she may voluntarily resign and receive severance benefits if the officer determines in good faith that his or her position, responsibilities, duties, status, or reporting relationships are materially less than or reduced from those in effect before the change of control or KeyCorp’s headquarters is relocated outside the greater Cleveland metropolitan area. Mr. Meyer’s employment agreement does not include a window period. The amounts payable to each named executive who terminates employment during a window period are in lieu of the amounts set forth in the above table and are as follows: Mr. Weeden — $6,421,000, Mr. Stevens — $6,866,000, Mr. Bunn — $11,364,000, and Ms. Mooney — $5,272,000.

All employees participate in the KeyCorp Separation Pay Plan which provides for payment of one times base and incentive compensation (subject to a $500,000 cap) plus vesting of unvested benefits if there is a change of control. The amounts that would be payable for the executives if only covered by these arrangements and not an individual change of control agreement are: Mr. Meyer — $4,166,000, Mr. Weeden — $1,724,000, Mr. Stevens — $1,604,000, Mr. Bunn — $3,006,000, and Ms. Mooney — $1,395,000.

(4)	In the event of termination under a change of control, the amounts shown under Retirement or Termination and the amounts shown under Involuntary or Constructive Termination After a Change of Control would be payable.

Benefits Payable Upon Retirement, Death or Disability

Equity Incentive Plans

Key’s equity incentive plans treat all participants as follows in determining benefits payable upon retirement, death or disability.

Performance-based Restricted Stock and Stock Performance Shares

•	Employees who retire at age 55 plus 5 years of service or greater or who die or become disabled could receive a prorated award as follows:

•	Shares will be vested on a prorated basis if the retirement occurs within the performance period. The employee could receive prorated shares at the conclusion of the performance period based on the employee’s active status during the performance period and Key’s performance against target.

•	All employees who terminate voluntarily or involuntarily will forfeit all rights to any unvested long term incentive compensation awards.

Time-Lapsed Restricted Stock

•	Employees who retire at age 55 plus 5 years of service or greater or who die or become disabled could receive a prorated award as follows:

•	Time-lapsed shares will be vested on a prorated basis.

•	All employees who terminate voluntarily or involuntarily will forfeit all rights to any unvested long term incentive compensation awards.

Stock Options

•	Employees who retire at age 55 plus 5 years of service or greater or who die or become disabled could receive a prorated award as follows:

•	Stock options will be vested on a prorated basis.

•	All employees who terminate voluntarily or involuntarily will forfeit all rights to any unvested stock option awards.

•	All employees who terminate voluntarily, involuntarily, or retire will be able to exercise any vested stock option awards after the termination date per the Plan provisions.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board of Directors in 2006. Directors who are employees are not compensated for their services as directors.

	Fees Earned or Paid		All Other
Name	in Cash ($)	Stock Awards ($)(1)	Compensation ($)(2)	Total ($)

Ralph Alvarez	50,000	72,031	—	122,031
William G. Bares	76,500	93,570	45,492	215,562
Edward P. Campbell	93,000	93,570	16,623	203,193
Dr. Carol A. Cartwright	56,000	93,570	22,970	172,540
Alexander M. Cutler	74,000	93,570	10,611	178,181
H. James Dallas	62,000	78,767	—	140,767
Henry S. Hemingway(3)	20,583	16,661	77,048	114,292
Charles R. Hogan(4)	57,000	93,570	34,888	185,458
Lauralee E. Martin	66,500	86,973	2,904	156,377
Douglas J. McGregor(5)	70,667	89,040	26,615	186,322
Eduardo R. Menascé	65,000	93,570	—	158,570
Steven A. Minter(6)	23,583	16,661	14,934	55,178
Bill R. Sanford	75,000	93,570	—	168,570
Peter G. Ten Eyck, II	65,000	93,570	—	158,570

Footnotes:

				In-the-money
		Number of securities		amount of		Number of shares or
		underlying unexercised		unexercised		units of stock held
	OUTSTANDING EQUITY AWARDS	options (#)		options ($)		that have not
(1)	AT FISCAL YEAR-END	exercisable/ unexercisable		exercisable/ unexercisable		vested (#)

	Ralph Alvarez	—	—	—	—	1,948
	William G. Bares	42,800	—	522,706	—	6,691
	Edward P. Campbell	37,300	—	522,706	—	6,691
	Dr. Carol A. Cartwright	42,300	—	513,035	—	6,691
	Alexander M. Cutler	30,000	—	468,193	—	6,691
	H. James Dallas	—	—	—	—	4,086
	Henry S. Hemingway	49,800	—	611,728	—	—
	Charles R. Hogan	49,800	—	611,728	—	6,691
	Lauralee E. Martin	—	—	—	—	6,691
	Douglas J. McGregor	42,800	—	522,706	—	—
	Eduardo R. Menascé	—	—	—	—	6,691
	Steven A. Minter	5,500	—	—	—	—
	Bill R. Sanford	30,000	—	468,193	—	6,691
	Peter G. Ten Eyck, II	49,800	—	611,728	—	6,691

Options shown represent those granted under the 1994 Directors’ Stock Option Plan and the 1997 Stock Option Plan for Directors, which was replaced by the Directors’ Deferred Share Plan in 2003.

Dr. Cartwright, Ms. Martin and Messrs. Alvarez, Bares, Campbell, Cutler, Dallas, Hogan, McGregor, Menascé, Sanford, and Ten Eyck each received stock awards in 2006 with a grant date fair market value of $69,968.

Stock Awards are represented as the cost of awards over the requisite service period, as described in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). FAS 123R defines a requisite service period as the period or periods over which an employee is required to provide service in exchange for a share-based payment.

(2)	All Other Compensation amounts represent 2006 earnings in the Directors Deferred Compensation Plan.

(3)	Mr. Hemingway retired from KeyCorp’s Board of Directors on May 11, 2006.

(4)	Cash fees include $1,000 received by Mr. Hogan for serving as a director on the Tacoma KeyBank National Association Advisory Board.

(5)	Cash fees include $25,000 received by Mr. McGregor for serving as a director on the board of Blackhawk, a subsidiary of KeyCorp. Mr. McGregor retired from KeyCorp’s Board of Directors on November 10, 2006.

(6)	Mr. Minter retired from KeyCorp’s Board of Directors on May 11, 2006.

Directors’ Compensation.  Directors’ compensation consists of two components — cash and stock based (or equity compensation). Each year the Nominating and Corporate Governance Committee reviews the amount and form of directors’ compensation payable at KeyCorp in comparison to directors’ compensation payable at peer bank holding companies. The Nominating and Corporate Governance Committee reports the results of its annual review to the full Board and recommends to the full Board changes, if any, in directors’ compensation.

Cash Component.  Directors (other than Messrs. Meyer and Stevens who receive no director fees) receive cash fees consisting of a $35,000 annual retainer, payable in quarterly installments, $1,500 for attendance at each Board or committee meeting except that fees for each scheduled Board or committee telephonic meeting are $1,000 for each meeting, and $1,500 for attendance at officially sanctioned meetings at which the director represents KeyCorp and which require a substantial time commitment. The Audit Committee chairperson receives additional compensation of $5,000 per quarter and outside directors who serve as chairpersons of the other committees receive additional compensation of $2,500 per quarter.

Stock Based Component.  The Board has determined that approximately 50% (in value) of the Board’s compensation should be equity compensation in order to more closely align the economic interests of directors and shareholders. In May 2003, the shareholders of KeyCorp approved the Directors’ Deferred Share Plan as a replacement for the granting of stock options under the 1997 Stock Option Plan for Directors. Under the Directors’ Deferred Share Plan, each of the non-employee directors is automatically granted, on an annual basis, “phantom” KeyCorp common shares (“Deferred Shares”) having an aggregate value equal to 200% of the annual cash retainer payable to a director. Each grant is subject to a minimum three-year deferral period which is accelerated upon a director’s retirement or death. Until otherwise determined by the Nominating and Corporate Governance Committee, the Deferred Shares are paid 50% in common shares and 50% in cash. In 2006, each Director was granted 1,913 Deferred Shares. Messrs. Meyer and Stevens were not eligible to participate in the Directors’ Deferred Share Plan during 2006 because they were employees of KeyCorp.

Terminated Director Stock Option Plans.  Prior to the Directors’ Deferred Share Plan, directors of KeyCorp were awarded stock options under the 1997 Stock Option Plan for Directors or its predecessor plan, the 1994 Directors’ Stock Option Plan. Both plans have been terminated except with respect to awards granted prior to the date of their respective terminations, and no shares remain available for grant under either plan. The KeyCorp 1994 Directors’ Stock Option Plan provided for grants to each of the non-employee directors, on an annual basis, of options to purchase 3,500 KeyCorp common shares. The KeyCorp 1997 Stock Option Plan for Directors provided for grants to each of the non-employee directors, on an annual basis, of stock options having a value (determined on a formula basis) on the grant date equal to 2.75 times the annual cash retainer payable to a director. All options granted under both plans vested upon grant and expire ten years after grant. The purchase price of the option shares was equal to the fair market value on the date of grant.

Second Director Deferred Compensation Plan  Under the KeyCorp Second Director Deferred Compensation Plan, directors are given the opportunity to defer for future distribution payment of director fees and further defer payment of Deferred Shares. Deferred payments of director fees are invested in either an interest bearing account (at an interest rate equal to 1/2% higher than the effective annual yield of the Moody’s Average Corporate Bond Yield Index) or a KeyCorp Common Shares account (in which the directors’ deferred compensation is invested on a bookkeeping basis in “phantom” KeyCorp common shares upon which dividends are accrued quarterly but which cannot be voted or transferred during the deferral period). Deferred payments of Deferred Shares are invested solely in the common shares account. Distributions to the directors under the Second Director Deferred Compensation Plan in respect to the interest bearing account are in the form of cash and under the Common Shares account are in the form of KeyCorp common shares.

COMPENSATION DISCUSSION AND ANALYSIS

KeyCorp’s executive compensation and benefits programs are designed to support two primary objectives:

•	Attracting, retaining and motivating a talented team of executives that is capable of effectively leading KeyCorp and delivering strong total return to shareholders; and

•	Ensuring that performance goals and compensation reflect a “pay for performance” philosophy.

The overall aim of the compensation and benefits programs is to align the interests of KeyCorp executives with the interests of shareholders. In practice, this means that executives receive compensation in an amount that reflects the value they deliver to shareholders and how the company performs compared to its peers. When KeyCorp performs well, their compensation is higher; when KeyCorp performs below the median of its peers, their compensation is less.

Peer Group Comparisons

Each year, the Compensation and Organization Committee (the “Compensation Committee”) surveys KeyCorp’s peers to analyze and assess the compensation and benefits they provide for their executive officers. Although KeyCorp’s total compensation packages target median pay among the peer group for median performance by comparable executives, the individual elements of KeyCorp’s program (base salary, annual and long-term incentive compensation, and benefits) may vary from peer medians.

Since 2002 the peer companies that the Compensation Committee has studied to calibrate pay and performance are the large super-regional banks as defined by the Standard and Poor’s Regional Bank Index and Diversified Bank Index (formerly the S&P Bank Index). These indices are appropriate for benchmarking pay and performance for several reasons: the indices consist of financial services firms with diversified business mixes that are similar to KeyCorp’s business mix; KeyCorp competes with these firms for customers and executive talent; and firms in the indices are selected independently by S&P. Therefore, these diversified companies are the best peers for total company performance and for senior executive pay comparisons. For the Line of Business executives, direct market share competitors, bank and non-bank, are selected to supplement the corporate peer group.

Standard and Poor’s modifies the members in each index from time to time based on criteria such as total asset or sales size and/or merger and acquisition activity. The number of listed banks has varied from eighteen to twenty-one in the last few years. The current peer companies are Regions Financial, PNC Financial, Wells Fargo, Synovus Financial, Compass Bancshares, Marshall & Ilsley, M&T Bank, Zions Bancorp, Wachovia Corp., Commerce Bancorp, U.S. Bancorp, SunTrust Banks, BB&T Corp., Huntington Bancshares, National City Corp., Comerica Inc., Fifth Third Bank and First Horizon. Mercer Human Resource Consulting, the Compensation Committee’s independent external executive compensation consultants, analyzes the financial and market performance for KeyCorp and its peers annually and agrees that this continues to be an appropriate peer group for KeyCorp’s pay and performance benchmarking.

Performance Metrics

Selecting the appropriate performance metrics is critical to KeyCorp’s pay for performance philosophy. Since 2004, the performance metrics used for both KeyCorp’s annual and long-term incentive plans have been earnings per share (EPS), return on equity (ROE) and economic profit added (EPA). Using the same metrics for several years in a row has ensured a consistent focus for KeyCorp employees. However the Compensation Committee analyzes these measures and their weightings annually to ensure they remain appropriate.

As described below, each of these metrics offers a different benefit, and as a group the Compensation Committee and management believe they drive improved shareholder return and foster maximum value for KeyCorp’s assets.

•	EPS measures profitability per share. EPS growth is easily comparable to peers, and the metric is commonly used by the investment community to communicate expectations of performance.

•	ROE measures profitability relative to capital used to generate earnings, and also is easily compared to peers.

•	EPA measures profit generated in excess of the risk-adjusted cost of capital. Using this metric encourages employees to allocate assets to purposes most likely to generate growth and returns.

The Committee’s independent external compensation consultants have studied these performance metrics to determine how important they are — both alone and in combination — to KeyCorp’s mission of creating value for its shareholders. The consultants have confirmed to the Compensation Committee that EPS, ROE and EPA are strong indicators of corporate financial performance, demonstrate value creation and are important to the investment community, individually and in combination.

Elements of Total Compensation

Consistent with KeyCorp’s pay for performance philosophy, the Compensation Committee believes that KeyCorp can better motivate executive officers to enhance shareholder return if a relatively large portion of their compensation is “at risk”— that is, contingent upon the achievement of performance objectives. Under our compensation structure, the mix of base salary, annual incentive, and long-term incentive varies depending on the officer’s position level. The table below shows generally how total compensation is broken down into those three elements for the CEO and his direct reports:

	Base	Annual Incentive	Long Term Incentive
	Compensation	Target	Target

CEO	14%	30%	56%
Direct Reports CFO/CAO	20%	24%	56%
Others	20%	35%	45%

The Compensation Committee believes that the compensation of executives who set the overall strategy for the business and have the greatest ability to execute that strategy should be predominantly performance-based. Consequently, at least 80% of the target compensation of the CEO and his direct reports is performance-based, with over one-half of the target total compensation of the CEO, CFO and CAO based on the achievement of long-term results (that is, results measured over a three year period). The balance of the CEO’s direct reports have about 45% of their target total compensation conditioned on the achievement of corporate long-term results.

Base Salary

Base salary represents the portion of each executive officer’s total compensation that is fixed, or not at risk. The Compensation Committee reviews each executive officer’s base salary annually, and makes adjustments to reflect the competitive market, the amount of time since the individual executive’s last adjustment, and the executive’s contributions to KeyCorp’s success and accomplishment of individual and unit goals. In 2006, the Committee reviewed market data and met with their independent external compensation consultant and determined to increase the base salary of the CEO. The market data for the CEO’s position had increased and it had been four years since his last increase.

Incentive Compensation

Incentive compensation represents the “at risk” portion of an executive’s pay. With incentive compensation, KeyCorp executives receive a lower total reward than comparable executives at peer companies when KeyCorp underperforms those companies, and a higher total reward when KeyCorp’s performance surpasses that of its peers.

Incentive compensation is delivered in two ways — through short-term (annual) and long-term plans. As noted above, the proportions vary with the executive’s ability to influence the implementation of KeyCorp’s business strategy and foster long-term financial success.

KeyCorp’s annual incentive compensation plans focus mainly on annual operating and financial performance goals linked to the strategic plan established by the Board. The Committee then supplements these corporate goals with other financial and non-financial performance goals for the CEO. Similarly, the CEO creates a scorecard that sets individual performance goals for each direct report that is aligned with his or her objectives. Each scorecard has revenue and expense goals focused on enhancing shareholder value, as well as goals related to credit quality, compliance and leadership. The categories are common for each executive but the individual goals are based upon line operating plans and objectives.

Incentive Compensation Plans

KeyCorp has two incentive compensation plans: the Annual Incentive Plan (the “Incentive Plan”) and the Annual Performance Plan (the “Performance Plan”). Each is designed to reward executive officers when KeyCorp achieves predetermined financial and performance goals. The Incentive Plan funds awards to KeyCorp’s executive officers whereas the Performance Plan is a separate plan for the CEO and his direct reports.

The primary reason for KeyCorp to maintain the separate incentive plan for the CEO and his direct reports is in order to comply with Internal Revenue Code Section 162(m). Section 162(m) precludes a public company from taking an income tax deduction for compensation in excess of $1 million paid to its CEO or any of its four other highest paid executive officers. However, the $1 million cap does not apply to a bonus or any other compensation paid pursuant to a performance-based incentive compensation plan that is approved by the shareholders. KeyCorp’s shareholders approved the goals set forth in the Performance Plan in 2004. In 2006 Keycorp paid $8,400,000 in compensation that was deductible under the Plan. The Committee may pay non-deductible compensation under certain circumstances.

The key features of the two plans are summarized below.

Annual Incentive Plan

The Compensation Committee takes several steps to set the basis for awards under the Incentive Plan. First, at the beginning of the year, the Committee establishes three goals for each of EPS, ROE and EPA. These goals are at different levels, considered “threshold,” “target,” and “maximum.” In establishing these goals, the Compensation Committee considers KeyCorp’s operating plan for the coming year, the outlook for the industry and KeyCorp’s peer group, and the median performance of peer companies during the preceding three- and five-year periods. The Committee also assigns a specific weight to each metric. The assigned weights for 2006 were 50% for EPS and 25% each for ROE and EPA. These weightings reflect the significant value KeyCorp places on growth in earnings — an important measure for shareholders. Concurrently, the Compensation Committee establishes target compensation amounts for each officer. Generally, target pay equals the median pay for comparable positions at peer companies.

To certify awards at year-end, the Compensation Committee measures KeyCorp’s actual results — making adjustments for changes in accounting rules, gains from the sale of subsidiaries or assets outside the ordinary course of business, or a restructuring or other non-recurring charge or adjustment, if appropriate. If performance matches the threshold goals for each of EPS, EPA and ROE, the Incentive Plan will fund 50% of the aggregate target pay. If results fall below threshold for one or more measure, there is no funding for that measure. However, the Compensation Committee has the discretion to fund up to 25% of target pay to reward incremental progress and to facilitate retention of critical employees. When results meet target goals, the Incentive Plan will fund 100% of the aggregate target pay. In the event results meet the maximum goals, the Incentive Plan will fund up to 300% of aggregate target pay. The maximum potential funding was set at 300% of target to give the Compensation Committee significant flexibility to reward executives should KeyCorp perform at an exceptional level relative to specific financial goals and in the top decile of the peer group.

The Compensation Committee may alter the performance percentage by as much as 30% in either direction to account for factors such as the quality of earnings, the overall performance of the economy and the industry, earnings per share growth and return on equity compared to peers and other qualitative items.

To determine the bonus pool for the Incentive Plan, the Compensation Committee multiplies the performance percentage by the aggregate target compensation that was established at the start of the year for achieving all performance goals.

For 2006, the bonus pool was equal to 144% of target in recognition of the positive performance versus plan, the successful strategic divestitures of Champion Mortgage and McDonald brokerage, the beneficial acquisition of ORIX Capital Markets, LLC, growth in revenues, growth in core deposits, good expense control, growth in earnings per share from continuing operations and strong talent acquisition.

Once the bonus pool is constituted, individual payouts are based on each executive officer’s performance and contribution to KeyCorp, taking into account the performance and contribution of the group or business line that the officer leads. An individual award may vary from zero to some multiple of target pay. Aggregate awards under the Annual Incentive Plan for all the executives as well as the CEO and his direct reports may not exceed the bonus pool.

Annual Performance Plan

In the first quarter, a shareholder-approved performance metric is selected to create an annual maximum bonus pool in the Performance Plan for the year to come. For 2006, the bonus pool was set at no more than 0.55% of total revenue, a measure that emphasizes the importance of revenue growth by sharing a portion of it with the individuals in the best position to affect KeyCorp’s results.

Awards to the CEO and his direct reports under the Performance Plan are made using the standards applied and the performance percentage calculated under the Incentive Plan. For each executive, the Compensation Committee considers his or her target compensation, progress toward the individual performance goals set forth in his or her scorecard, and his or her contribution to the achievement of KeyCorp’s financial and strategic objectives. Aggregate awards to the CEO and his direct reports may not exceed the maximum bonus pool created under the Performance Plan.

Based on the Committee’s assessment of 2006 performance discussed above, the Committee has recognized the CEO’s strong leadership in improving the company’s business mix and its financial results during 2006, a three-year compounded annual total shareholder return of 13.3%, and the significant improvement in Key’s financial performance relative to the peer group of regional and diversified banks. As a participant in KeyCorp’s Annual Performance Plan, the CEO received 144% of his target opportunity or $2,966,400. This award was based on Key’s actual performance relative to the EPA, ROE, and EPS goals, peer performance as well as the Committee’s assessment of his individual performance.

Long-Term Incentive Compensation

KeyCorp’s Long-Term Compensation Plan is equity based and is designed to encourage long-term decision making. Long-term is defined as three-year periods that correspond with KeyCorp’s strategic planning time frame. The Compensation Committee believes that by increasing employees’ share ownership; equity-based plans align employees’ long-term financial interests with those of shareholders.

Historically, Key’s primary form of equity compensation was stock options. In the past, at least 80% of an executive officer’s long-term compensation consisted of options. However, in the last few years, KeyCorp has moved away from such heavy reliance on options for several reasons. First, KeyCorp began to expense options in 2003 after adopting FAS 123(R), making options more costly to grant. Second, given Key’s low stock price volatility, stock options were not a particularly effective motivational tool. Third, in 2003 KeyCorp needed to accelerate performance improvement and improve retention tools. Therefore, in 2004, the Compensation Committee decreased stock options to 50% of long-term incentive opportunity, and introduced performance-based restricted stock to create a balance between the focus on the market price of KeyCorp’s stock and on specific long-term goals that reinforce the achievement of KeyCorp’s strategic plan. One hundred percent of the equity awarded to the CEO and his direct reports is performance-based; they do not receive service-based equity (i.e., time-lapsed restricted stock). Of their restricted stock, half is in the form of performance-based restricted stock and half is cash performance shares. Cash performance shares are phantom stock, meaning all of their value is driven by the performance of KeyCorp’s actual stock, but when performance shares vest the owner receives their value in cash. These cash payments enable an executive to experience some of the intended value of the award without selling stock so long as he or she has met KeyCorp’s stock ownership guidelines, which are discussed below.

A new long-term three-year performance cycle begins each year on January 1. The value of the total target award is based on the median total long-term incentive award opportunity for comparable positions within KeyCorp’s peer group. There are currently two long-term incentive compensation plan performance cycles (2005-2007 and 2006-2008) in progress with a new one starting in 2007.

Stock options vest one-third per year for three years from the date of grant. This vesting schedule provides some value to recipients to reward improvements in stock performance and progress toward the cumulative three-

year performance goals. Performance-based restricted stock and performance shares vest three years from their grant date to the extent KeyCorp achieves defined performance goals during the vesting period. These awards enhance retention because all shares are forfeited if the executive is not employed by KeyCorp for the entire vesting period (except in the case of death, disability or retirement).

The 2005 and 2006 awards were based on KeyCorp’s defined cumulative EPS, EPA and ROE goals for the three-year period. The weights assigned to these metrics are the same as the weights assigned under the Incentive Plan and similar to the Incentive Plan, there are goals for “threshold,” “target” and “maximum” performance levels. At the end of the performance cycle, the Compensation Committee determines KeyCorp’s performance relative to each factor as follows:

•	If actual performance does not meet the threshold level, executives forfeit their performance-based restricted stock and performance shares.

•	If actual performance reaches the threshold level, half of the performance shares will vest.

•	If actual performance reaches the target level, all of the performance shares will vest.

At the defined maximum performance level for each measure, 200% of the performance shares will vest for the 2005-2007 and 2006-2008 cycles.

The CEO received a long-term incentive award under the terms of the Long-Term Compensation Program for the 2006-2008 performance cycle. The total value of the long-term incentive award was based on market data reflecting the long-term incentive compensation of CEOs at peer companies. The Committee awarded him a target grant of 56,474 shares (one-half as performance-based restricted stock and one-half as performance shares payable in cash) for the three-year cycle 2006-2008; the award had a value of $2,000,000, based on a share price of $35.415 on the award date and will vest three years from the grant date contingent upon KeyCorp’s cumulative results on the three performance factors (EPA, EPS and ROE).

Mr. Meyer also was awarded a stock option with an exercise price of $36.37 (the market value of a KeyCorp Common Share on the award date) covering 260,000 KeyCorp Common Shares, which will vest one-third each year for the next three years.

Policies Relating to Equity Compensation

Our equity-based awards align the interests of our executive officers with those of our shareholders in several other respects as well:

Conditional awards.  All restricted stock and special retention options are awarded on the condition that the recipient execute an agreement that (1) restricts his or her post-employment use of confidential information, and (2) prohibits the recipient, for one year, from soliciting KeyCorp clients or hiring its employees.

Clawback provisions.  If an employee engages in “harmful activity” prior to, or within six months after, that individual ceases to work for KeyCorp, then (1) any profits he or she realizes upon exercising any covered option on or after one year prior to termination of employment must be paid back to Key, and (2) he or she must forfeit all unexercised covered options. Harmful activity is broadly defined to include wrongfully using or disclosing, or failing to return, confidential KeyCorp information, as well as soliciting KeyCorp clients or hiring KeyCorp employees.

Market value strike price.  KeyCorp bases the exercise price of all stock options on the closing market price of its common shares on the option grant date and does not subsequently change the exercise price. The Committee does not re-price options and KeyCorp has not and will not back-date options.

Award Grant Date.  The Board determined that performance-based shares should be granted at the same time that the Compensation Committee establishes performance goals, which is in the first quarter. Therefore, the total long-term incentive award is approved, and the performance-based restricted stock and performance shares are awarded, at the February meeting of the Compensation Committee. KeyCorp’s options are awarded at the July meeting of the Compensation Committee to correspond with the Company’s leadership review process.

Non-tax-qualified.  Incentive stock options are granted to senior executives up to the maximum limit prescribed by the Internal Revenue Code and any balance is awarded as non-qualified options.

Executive Stock Ownership Guidelines

The Committee believes that executives become aligned with shareholders’ interests by owning stock, and that ownership should extend beyond shares that are granted as a part of compensation. Therefore, KeyCorp has stock ownership guidelines for senior executives, as well as some specific requirements for beneficially owned shares (i.e., shares purchased by the individual outside of Key-sponsored plans). These guidelines are as follows:

•	The CEO should own common shares with a value equal to at least six times his annual salary, including a minimum of 10,000 beneficially owned shares. For this purpose, the value of the CEO’s stock is evaluated quarterly, using the closing price at the end of the quarter.

•	The CEO’s five direct reports should own common shares with a value (again, determined quarterly) equal to at least four times their salary, including a minimum of 5,000 beneficially owned shares.

•	Newly hired or promoted executives have a reasonable period of time — typically three to five years — to achieve requisite ownership levels.

•	Actual shares and restricted shares owned by the executive officer, and phantom shares owned under KeyCorp’s Excess 401(k) Savings Plan and deferred compensation plans, all count toward the ownership requirements (but not the beneficial ownership requirements). Unexercised stock options do not count toward ownership requirements.

•	The CEO and all Section 16 officers are required to hold 100% of net shares obtained upon exercising any stock options (less the applicable exercise price and withholding taxes) for at least one year following the exercise date or, if later, until the executive meets the guideline.

The Compensation Committee regularly reviews the stock ownership of the senior management team to monitor compliance with these guidelines and discusses ownership status with the CEO. At December 31, 2006, the named executives owned, in the aggregate, 264% of the common shares specified by the guidelines — or more than twice the requisite amount. As of December 31, 2006, the CEO and the other named executives all met the guidelines with the exception of Ms. Mooney, who joined Key in May 2006.

Retirement Plans

KeyCorp provides opportunities for all employees to save for retirement in two benefit plans: a voluntary 401(k) Savings Plan and a company-funded Cash Balance Pension Plan. As described below, KeyCorp also has an Excess Cash Balance Pension Plan for certain executives and, until recently, sponsored an Excess 401(k) Plan. In combination, the current plans provide a competitive benefit that balances employer and employee contribution and risk.

Savings Plans

KeyCorp’s 401(k) Savings Plan is voluntary; employees are eligible to participate as of their first paycheck. KeyCorp matches pre-tax contributions, dollar-for-dollar, up to an amount equal to 6% of pay, by contributing KeyCorp common stock to each participant’s plan account. Participants can choose among fourteen funds for investing their pre-tax contributions.

For all senior managers, through 2006, Key maintained an Excess 401(k) Plan — a non-qualified plan designed to extend the retirement benefit received in the 401(k) Savings Plan to highly compensated employees whose participation in the qualified 401(k) plan is limited by IRS regulations. The investment options were the same, except on a phantom basis, as those offered under the 401(k) Savings Plan. However, under the American Jobs Creation Act of 2005, the Excess 401(k) Plan was treated as deferred compensation rather than the retirement benefit it was intended to be. As a result of this legislation, and to simplify KeyCorp’s benefits, effective December 29, 2006, the Excess 401(k) Plan was discontinued and balances were merged into a Deferred Savings Plan that went into effect January 1, 2007.

Pension Plans

After one year of service, all employees who are at least 21 years old and have at least 1,000 hours of service are eligible to participate in the KeyCorp Cash Balance Pension Plan. The Pension Plan provides a quarterly benefit accrual to each participant based on compensation and years of service, and vests at five years of service.

For all senior managers, Key also maintains the Excess Cash Balance Pension Plan, which offers the non-qualified retirement benefit that highly compensated employees would have received in the Cash Balance Pension Plan if not for the limitations imposed by the IRS. The Excess Cash Balance Pension Plan benefits vests once an employee attains age 55 with five years of service.

Finally, Key maintains the Second Supplemental Retirement Plan (SSRP), which was frozen to new participants in 1995 when the Cash Balance and Excess Cash Balance Plans were introduced. The SSRP provides participants with a retirement benefit that equals up to 63% of “final average compensation” when combined with a participant’s Cash Balance Pension Plan benefit and age 65 Social Security benefit. As a long service (34 years) executive, the CEO is one of the six remaining (no other Named Executives) participants in this plan. In general, pension plans that calculate a benefit based on final average pay provide a greater retirement benefit, particularly for very long tenured employees. However, since final average pension plans were common in 1995, and the participants each have a long tenure with KeyCorp and reasonably relied on the benefit, the Compensation Committee felt that it was appropriate for KeyCorp to honor its SSRP commitment. All executives hired since 1995 participate in the same plans as all other employees of similar age, tenure, compensation and level.

Deferred Compensation

KeyCorp maintains a mandatory Automatic Deferred Compensation Plan, and until recently also sponsored a voluntary Deferred Compensation Plan. The CEO and his direct reports participate in both plans.

The Automatic Deferred Compensation Plan was designed to retain employees who earn annual incentive compensation awards greater than $100,000 during a plan year. Each year, twenty percent of awards between $100,000 and $500,000, 25% of awards between $500,000 and $1,000,000, and 30% of awards greater than $1,000,000 are automatically deferred. There is a 15% company match, and all amounts are invested in Key common stock in a phantom account for that year. One-third of each year’s account vests every year after the deferral.

The Deferred Compensation Plan provided all senior managers with the opportunity to defer income (up to 50% of base salary and 100% of incentive plan awards) until termination or retirement. There was a 6% company match and the investment options were the same as those in the 401(k) Savings Plan (with the addition of an interest-bearing fund). All deferrals were vested immediately, and all 6% matches were vested after three years of service. The Deferred Compensation Plan was intended to provide a competitive, tax-advantaged mechanism for managers to supplement retirement savings. To accommodate changes in government regulations and to simplify KeyCorp’s benefits, effective December 29, 2006, the Deferred Compensation Plan was discontinued and balances were merged into the new Deferred Savings Plan.

Perquisites and Other Benefits

The Compensation Committee annually reviews the perquisites that senior managers receive. The primary perquisite for senior managers is reimbursement for tax preparation and financial planning services. The total expenditures for the CEO and his direct reports for these services are minimal.

The CEO is provided a home security system valued at approximately $2,500 per year. He does not use the corporate aircraft for personal reasons, nor does he provide it to others for personal use.

The Compensation Committee believes that luncheon and country clubs can serve as appropriate forums for building client relationships and for community interaction. KeyCorp pays for club memberships for select members of management based on demonstrable business requirements, which are reviewed annually.

Executive officers participate in the same health and welfare plans (medical, dental, life and long-term disability insurance), charitable gift match (up to $2,000 per employee year or $4,000 per year if an employee is a member of the board of a qualifying non-profit organization), and discounts on Key’s products that are available to all employees of similar age and years of service.

The Compensation Committee regularly reviews KeyCorp’s perquisites and believes they are appropriate and modest when compared to peer companies and are necessary to attract and retain high-caliber talent, particularly given the active consolidation environment in the industry.

Severance Benefits

KeyCorp maintains a Separation Pay Plan for all employees (including the CEO and his direct reports). The Separation Pay Plan will assist an employee if his or her position is eliminated or modified and no other comparable position is available at a Key location in the same geographic area. The separation pay benefit ranges from a minimum of two weeks of base salary to a maximum of 52 weeks of base salary, depending on years of service and job level. The separation pay benefit for senior managers is 52 weeks of base salary upon hire to reflect the longer time period required for these individuals to find comparable employment.

Separation pay is paid through salary continuation installments. Employees are eligible to continue medical and dental benefits under COBRA on a pre-tax basis at the Key employee rate during the salary continuation period. (This counts as part of the 18-month COBRA period for the continuation of health coverage.) Participation in all other benefits, such as the 401(k) Savings Plan, the Cash Balance and Excess Cash Balance Pension Plans, life insurance and disability coverage, cease when the salary continuation period begins.

Change of Control

There has been a great deal of merger and acquisition activity in the financial services industry and the Board believes it is in the best interests of shareholders if a select group of KeyCorp’s executive officers are able to objectively evaluate the potential merits of a change-of-control transaction without being distracted by the potentially adverse personal impact on themselves. Also, the existence of a change-of-control benefit helps KeyCorp to attract senior executives. As is common in the industry, Key has two tiers of benefits: Tier 1 for the CEO, his direct reports and nine executives and Tier 2 for fourteen other executives. The Committee believes that the total potential value of all change of control agreements with KeyCorp executives is not disproportionate to the overall market value of KeyCorp.

KeyCorp’s change-of-control agreements provide benefits if one of two things happens: the executive’s employment is terminated, or he/she is constructively discharged within two years after a change of control. A lump sum severance benefit is paid as follows:

Multiple of Earnings

Tier 1	3X
Tier 2	2X

Earnings are defined as base salary plus the average of annual incentive and 50% of long-term incentive compensation for executives that were covered by change-of-control agreements prior to 2005. Long-term incentive is excluded from the earnings definition for executives first having a change of control agreement in 2006.

Terminated executives may continue to participate in all applicable retirement plans for two years (under Tier 2 agreements) or three years (under Tier 1 agreements). KeyCorp pays for the executive to continue medical and dental benefits under COBRA for up to the 18-month COBRA period or until the executive becomes employed. All stock options vest immediately upon a change of control, and restricted stock vests if the employee is terminated within two years after a change of control. In addition, terminated employees are entitled to receive any vested benefits that they otherwise would have received under all applicable retirement and deferred compensation plans. These benefits are paid according to the plan provisions and are not increased or accelerated.

Tier 1 agreements provide a tax gross up for all Internal Revenue Code Section 4999 taxes imposed as a result of change-of-control benefits. Tier 2 benefits are capped to ensure that no excise taxes will be imposed.

Governance

Responsibility for developing and administering KeyCorp’s pay-for-performance philosophy rests with the Compensation Committee. Committee members are independent directors who have retained an independent external compensation consultant and also seek expert advice from legal counsel and accounting practitioners. They also consult with KeyCorp’s managers and human resource professionals. Members’ specific functions are to:

•	Approve KeyCorp’s compensation philosophy and related programs.

•	Hire and supervise an independent compensation consultant.

•	Annually review and approve KeyCorp’s performance goals for incentive plans.

•	Assess how, to what degree, and under what conditions the CEO and other senior executives meet performance goals, and how those individuals should be compensated for their achievements.

•	Annually review and approve the compensation of KeyCorp’s CEO and other senior executives, including their base pay and incentive and equity awards.

•	Approve and administer equity-based plans and determine associated awards and grants.

•	Approve the hiring, promotion and employment terms of KeyCorp’s CEO and other senior executives, including the terms of any related agreements, such as change-of-control or termination.

•	Annually review with the CEO and Board how KeyCorp is organized and staffed, the depth of its “bench strength” and its management development and succession plans.

•	Annually assess KeyCorp’s competitiveness in the marketplace and the effectiveness of programs designed to enhance performance.

•	Consider the aggregate compensation payable to the CEO and other senior executives under a variety of scenarios, such as upon retirement or under a change-of-control situation to ensure that the amount of pay is consistent with KeyCorp’s compensation philosophy.

COMPENSATION AND ORGANIZATION COMMITTEE REPORT

The Compensation and Organization Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth on pages 39 to 49 of this proxy statement and based on this review, has recommended to the KeyCorp Board of Directors the inclusion of the Compensation Discussion and Analysis in this proxy statement.

Compensation and Organization Committee
Board of Directors
KeyCorp
Carol A. Cartwright
Alexander M. Cutler (Chair)
Eduardo R. Menascé

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plans.  KeyCorp currently maintains the KeyCorp 2004 Equity Compensation Plan (the “2004 Plan”), the KeyCorp Amended and Restated 1991 Equity Compensation Plan (Amended as of March 13, 2003) (the “1991 Plan”), the KeyCorp 1997 Stock Option Plan for Directors (as of March 14, 2001) (the “1997 Director Plan”), the KeyCorp Directors’ Stock Option Plan (November 17, 1994 Restatement) (the “1994 Director Plan”) and the KeyCorp Amended and Restated Discounted Stock Purchase Plan (the “DSPP”), pursuant to which it has made equity compensation available to eligible persons. Shareholders approved the 2004 Plan at the 2004 Annual Shareholders Meeting. The 2004 Plan replaced the 1991 Plan except with respect to awards granted prior to its termination. The 1994 Director Plan (discussed on page 38 of this proxy statement) terminated on April 30, 1997 and the 1997 Director Plan (also discussed on page 38 of this proxy statement) terminated on May 22, 2003, except with respect to awards granted prior to the dates of termination. Consequently, no shares remain available for future issuance under the 1991 Plan, the 1994 Director Plan, and the 1997 Director Plan.

KeyCorp also maintains the KeyCorp Deferred Equity Allocation Plan that provides for the allocation of Common Shares to employees and directors under existing and future KeyCorp deferred compensation arrangements. Additionally, KeyCorp maintains the KeyCorp Directors’ Deferred Share Plan (which replaced the 1997 Director Plan and which is described on page 38 of this proxy statement). Shareholders approved both Plans at the 2003 Annual Shareholders Meeting. Under both Plans, all or a portion of such deferrals and deferred payments may be deemed invested in accounts based on KeyCorp Common Shares, which are distributed in the form of KeyCorp Common Shares. Some of the arrangements with respect to the Deferred Equity Allocation Plan include an employer-matching feature that rewards employees with additional Common Shares at no additional cost. The table does not include information about these plans because no options, warrants or rights are available under these plans. As of December 31, 2006, 3,313,109 and 33,125 Common Shares have been allocated to accounts of participants under the Deferred Equity Allocation Plan and the Directors’ Deferred Share Plan, and 13,869,011 and 436,943 Common Shares, respectively, remain available for future issuance.

The following table provides information about KeyCorp’s equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
			Number of Securities
			Remaining Available for
		Weighted-Average	Future Issuance Under
	Number of Securities to	Exercise Price of	Equity Compensation
	be Issued Upon Exercise	Outstanding	Plans (Excluding
	of Outstanding Options,	Options, Warrants	Securities Reflected in
Plan Category	Warrants and Rights	and Rights	Column (a))

Equity compensation plans approved by security holders(1)(2)	32,948,872	$30.32	53,871,727	(3)
Equity compensation plans not approved by security holders(4)	422,900	$25.60	0
Total	33,371,772	$30.26	53,871,727

(1)	The table does not include 1,386,841 unvested shares of time-lapsed and performance-based restricted stock awarded under the 2004 Plan and 1991 Plan. These unvested restricted shares were issued when awarded and consequently are included in KeyCorp’s Common Shares outstanding.

(2)	The table does not include a maximum 725,360 unvested performance shares payable in stock awarded under the 2004 Plan and 1991 Plan in connection with KeyCorp’s long term incentive program which is described on pages 43 and 44 of this proxy statement. The vesting and issuance of all or a portion of these performance shares is contingent upon the attainment of greater than target performance under the long term incentive program.

(3)	The Compensation and Organization Committee of the Board of Directors of KeyCorp has determined that KeyCorp may not grant options to purchase KeyCorp Common Shares, shares of restricted stock, or other share grants under its long-term compensation plans in an amount that exceeds six percent of KeyCorp’s outstanding Common Shares in any rolling three-year period.

(4)	The table does not include outstanding options to purchase 20,670 Common Shares assumed in connection with an acquisition from a prior year. At December 31, 2006, these assumed options had a weighted average exercise price of $22.76 per share. No additional options may be granted under the plan that governs these options.

SHARE OWNERSHIP AND OTHER PHANTOM STOCK UNITS

Five Percent Beneficial Ownership.  KeyCorp has been advised that as of December 31, 2006, Wilmington Trust Corporation, 1100 North Market Street, Wilmington, Delaware, and related entities owned 24,464,533 KeyCorp Common Shares which is approximately 6.1% of the outstanding KeyCorp Common Shares. The shares were almost exclusively owned by Wilmington Trust Company in its capacity as trustee of the KeyCorp 401(k) Savings Plan.

Beneficial Ownership of Common Shares and Investment in Other Phantom Stock Units.  The following table lists continuing directors of and nominees for director of KeyCorp, the executive officers included in the Summary Compensation Table, and all directors, nominees, and executive officers of KeyCorp as a group. The table sets forth certain information with respect to (1) the amount and nature of beneficial ownership of KeyCorp Common Shares including certain phantom stock units, (2) the number of other phantom stock units, if any, and (3) total beneficial ownership of KeyCorp Common Shares and other phantom stock units for such continuing directors, nominees for director, and executive officers. The information provided is as of January 1, 2007 unless otherwise indicated.

				Total
			Other	Beneficial Ownership
	Amount and Nature of	Percent of	Phantom	of Common Shares
	Beneficial Ownership	Common Shares	Stock	and Other Phantom
Name(1)	of Common Shares(3)(4)	Outstanding(5)	Units(6)	Stock Units

Ralph Alvarez	1,274	—	0	1,274
William G. Bares	83,332	—	22,391	105,723
Thomas W. Bunn(2)	290,935	—	63,777	354,712
Edward P. Campbell	41,343	—	17,484	58,827
Dr. Carol A. Cartwright	46,930	—	10,137	57,067
Alexander M. Cutler	34,694	—	11,405	46,099
H. James Dallas	10,104	—	0	10,104
Charles R. Hogan	380,654	—	1,302	381,956
Lauralee E. Martin	7,194	—	651	7,845
Eduardo R. Menascé	7,856	—	0	7,856
Henry L. Meyer III(2)	2,276,592	—	200,188	2,476,780
Beth E. Mooney(2)	17,981	—	22,097	40,078
Bill R. Sanford	49,856	—	0	49,856
Thomas C. Stevens(2)	640,595	—	47,369	687,964
Peter G. Ten Eyck, II	65,741	—	0	65,741
Jeffrey B. Weeden(2)	323,334	—	20,737	344,071
All directors, nominees and executive officers as a group(19)	4,439,797	—	430,460	4,870,257

(1)	KeyCorp’s Corporate Governance Guidelines state that each outside director should, by the fourth anniversary of such director’s initial election, own at least 7,500 KeyCorp Common Shares (including phantom stock units) of which at least 1,000 shares must be beneficially owned Common Shares.

(2)	With respect to KeyCorp Common Shares beneficially held by these individuals or other executive officers under the KeyCorp 401(k) Savings Plan, the shares included are as of December 31, 2006

(3)	Beneficially owned shares include options vested as of March 2, 2007. The directors, nominees, and executive officers listed above hold vested options as follows: Mr. Alvarez 0; Mr. Bares 42,800; Mr. Bunn 230,000; Mr. Campbell 37,300; Dr. Cartwright 42,300; Mr. Cutler 30,000; Mr. Dallas 0; Mr. Hogan 49,800; Ms. Martin 0; Mr. Menascé 0; Mr. Meyer 1,860,634; Ms. Mooney 0; Mr. Sanford 30,000; Mr. Stevens 548,001; Mr. Ten Eyck 49,800; Mr. Weeden 237,860; all directors, nominees, and executive officers as a group 3,261,043.

Beneficially owned shares include phantom shares held in the KeyCorp Automatic Deferral Plan by Messrs. Meyer (45,974 shares) and Stevens (10,829 shares). These phantom shares are payable over a three-year period in Common Shares but because Messrs. Meyer and Stevens are at least age 55 and have at least 5 years of service with KeyCorp, the phantom shares are immediately payable upon termination of employment. Other executive officers hold shares in the Automatic Deferral Plan but because they are not at least age 55 with 5 years of service, the shares are not immediately payable if the executive officer’s employment terminates. Phantom shares held by these other executive officers are included under the column “Other Phantom Stock Units.” See footnote 6 for a further description of the mechanics of the Automatic Deferral Plan distribution process.

Beneficially owned shares include some phantom shares payable in Common Shares under the KeyCorp Directors’ Deferred Share Plan. The amounts of shares are as follows: Mr. Alvarez 974 ; Mr. Bares 2,043; Mr. Campbell 2,043; Dr. Cartwright 3,345; Mr. Cutler 2,694; Mr. Dallas 2,043; Mr. Hogan 2,043; Ms. Martin 2,694; Mr. Menascé 3,345; Mr. Sanford 3,345; Mr. Ten Eyck 3,345; all directors as a group 27,914. The phantom shares are granted each year and are payable in three years, one-half in cash and one-half in Common Shares. The phantom shares payable in cash are not included in this table. If the director’s directorship ends, the phantom shares are immediately payable even if the three-year period has not ended. Some directors have elected to defer payment of the phantom shares at the end of the three-year period. Shares that are being deferred are not included under this column but are included under the column “Other Phantom Stock Units” in this table. See footnote 6 for a further description of the mechanics of the Directors’ Deferred Share Plan distribution process.

(4)	Mr. Hogan has pledged to an entity unaffiliated with KeyCorp 202,083 shares of KeyCorp stock. No other director or executive officer has pledged any KeyCorp stock.

(5)	No director or executive officer beneficially owns more than 1% of the total of outstanding KeyCorp Common Shares plus options vested as of March 2, 2007.

(6)	Investments in phantom stock units by directors are made pursuant to the KeyCorp Second Director Deferred Compensation Plan and the Directors’ Deferred Share Plan.

During 2006, investments in phantom stock units by KeyCorp executive officers were made pursuant to the KeyCorp Automatic Deferral Plan, KeyCorp Deferred Bonus Plan, KeyCorp Second Excess 401(k) Savings Plan, and KeyCorp Second Deferred Compensation Plan. Under all of these plans, contributions to a participant’s phantom stock account were treated as if they were invested in KeyCorp Common Shares. At the time of distribution, an actual Common Share is issued for each phantom stock unit that is in the account. The KeyCorp Second Excess 401(k) Plan and Keycorp Second Deferred Compensation Plan have been merged into the KeyCorp Deferred Savings Plan and the distribution process remains the same as occurred under those plans.

No Common Shares were issued in connection with any of plans described in this footnote until the time of distribution from the account (i.e., these are unfunded plans with “phantom stock” units); accordingly, directors and executive officers participating in these plans do not have any voting rights or investment power with respect to or on account of the phantom stock units until the time of distribution from the account, whereupon actual Common Shares are issued. Under the Directors’ Deferred Share Plan, one-half of the distribution is in Common Shares and one-half of the distribution is in cash. As previously stated, only the portion of the distribution payable in Common Shares is included in this table.

All phantom shares described in this footnote are payable upon a date or dates certain except Automatic Deferral Plan phantom shares held by executive officers who have not reached age 55 with 5 years of service and phantom shares held in the Deferred Bonus Plan. The ownership of these shares is as follows: Mr. Meyer 0; Mr. Weeden 10,829; Mr. Stevens 0; Mr. Bunn 35,278; Ms. Mooney 22,097; all executive officers 77,229.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

KeyCorp’s directors and certain officers are required to report their ownership and changes in ownership of KeyCorp Common Shares to the Securities and Exchange Commission. The Commission has established certain due dates for these reports. KeyCorp knows of no person who failed to timely file any such report during 2006.

AUDIT MATTERS

AUDIT FEES

Ernst & Young billed KeyCorp in the aggregate $5,771,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2006, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2006, and 2006 audits of KeyCorp subsidiaries. Ernst & Young billed KeyCorp in the aggregate $5,643,000 for fees for professional services in connection with the integrated audit of KeyCorp’s annual financial statements for the year ended December 31, 2005, reviews of financial statements included in KeyCorp’s Forms 10-Q for 2005, and 2005 audits of KeyCorp subsidiaries.

AUDIT-RELATED FEES

Ernst & Young billed KeyCorp in 2006 in the aggregate $1,291,000 for fees for assurance and related services that are reasonably related to the performance of the audit and review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports. Ernst & Young billed KeyCorp in 2005 in the aggregate $756,000 for fees for assurance and related services that are reasonably related to the performance of the audit or review of KeyCorp’s financial statements and are not reported in the previous paragraph. These services consisted of attestation and compliance reports.

TAX FEES

Ernst & Young billed KeyCorp in 2006 in the aggregate $1,161,000 for fees for tax compliance, tax consulting, and tax planning. These services consisted of income tax advisory services in connection with corporate structuring initiatives, as well as tax compliance services provided to certain KeyCorp domestic and foreign subsidiaries, and other miscellaneous services. Ernst & Young billed KeyCorp in 2005 in the aggregate $1,388,000 for fees for tax compliance, tax consulting, and tax planning. These services consisted of income tax advisory services in connection with corporate structuring initiatives, as well as tax compliance services provided to certain KeyCorp domestic and foreign subsidiaries and employee benefit plans, and other miscellaneous services.

ALL OTHER FEES

Ernst & Young billed KeyCorp in 2006 in the aggregate $106,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of cash management products and related data. Ernst & Young billed KeyCorp in 2005 in the aggregate $109,000 for fees for products and services other than those described in the last three paragraphs. These products and services consisted of cash management products and related data.

PRE-APPROVAL POLICIES AND PROCEDURES

The Committee’s pre-approval policies and procedures are attached hereto as Appendix B.

AUDIT COMMITTEE INDEPENDENCE

The members of KeyCorp’s Audit Committee are independent (as independence is defined by the provisions of the New York Stock Exchange listing standards).

AUDIT COMMITTEE FINANCIAL EXPERTS

The KeyCorp Board of Directors has determined that Audit Committee members Campbell and Martin are “financial experts” as defined by the applicable Securities and Exchange Commission rules and regulations.

COMMUNICATIONS WITH THE AUDIT COMMITTEE

Interested parties wishing to communicate with the Audit Committee regarding accounting, internal accounting controls, or auditing matters, may directly contact the Audit Committee by mailing a statement of their comments and views to KeyCorp at its corporate headquarters in Cleveland, Ohio. Such correspondence should be addressed to the Chair, Audit Committee, KeyCorp Board of Directors, care of the Secretary of KeyCorp, and be marked “Confidential.”

AUDIT COMMITTEE REPORT

The Audit Committee of the KeyCorp Board of Directors is composed of four outside directors and operates under a written charter adopted by the Board of Directors. The Committee annually selects KeyCorp’s independent auditors, subject to shareholder ratification.

Management is responsible for KeyCorp’s internal controls and financial reporting process. Ernst & Young, KeyCorp’s independent auditors, is responsible for performing an independent audit of KeyCorp’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to provide oversight to these processes.

In fulfilling its oversight responsibility, the Committee relies on the accuracy of financial and other information, opinions, reports, and statements provided to the Committee. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Nor does the Committee’s oversight assure that the audit of KeyCorp’s financial statements has been carried out in accordance with generally accepted auditing standards or that the audited financial statements are presented in accordance with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of KeyCorp for the year ended December 31, 2006 (“Audited Financial Statements”) with KeyCorp’s management. In addition, the Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee has discussed with Ernst & Young its independence from KeyCorp. The Committee has considered whether Ernst & Young’s provision of non-audit services to KeyCorp is compatible with maintaining Ernst & Young’s independence.

Based on the foregoing review and discussions and relying thereon, the Committee has recommended to KeyCorp’s Board of Directors the inclusion of the Audited Financial Statements in KeyCorp’s Annual Report for the year ended December 31, 2006 on Form 10-K, to be filed with the Securities and Exchange Commission.

Audit Committee
Board of Directors
KeyCorp
Edward P. Campbell (Chair)
H. James Dallas
Lauralee E. Martin
Peter G. Ten Eyck, II

GOVERNANCE DOCUMENT INFORMATION

The KeyCorp Board of Directors Committee Charters, KeyCorp’s Corporate Governance Guidelines, KeyCorp’s Code of Ethics, KeyCorp’s Standards for Determining Independence of Directors, and KeyCorp’s Policy for Review of Transactions between KeyCorp and its Directors, Executive Officers, and Other Related Persons are posted on KeyCorp’s website: www.key.com/ir. Copies of these documents will be delivered, free of charge, to any shareholder who contacts KeyCorp’s Investor Relations Department at 216/689-6300.

SHAREHOLDER PROPOSALS FOR THE YEAR 2008

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2008 Annual Meeting of Shareholders is November 23, 2007. This deadline applies to proposals submitted for inclusion in KeyCorp’s Proxy Statement for the 2008 Annual Meeting under the provisions of Rule 14a-8 of the Exchange Act.

Proposals of shareholders submitted outside the process of Rule 14a-8 under the Exchange Act in connection with the 2008 Annual Meeting must be received by the Secretary of KeyCorp no fewer than 60 and no more than 90 days before an annual meeting. KeyCorp’s Amended and Restated Regulations require, among other things, that the shareholder set forth the text of the proposal to be presented and a brief written statement of the reasons why the shareholder favors the proposal. The proposal must also set forth the shareholder’s name, record address, the number and class of all shares of each class of KeyCorp stock beneficially owned by such shareholder and any material interest of such shareholder in the proposal.

The KeyCorp proxy relating to the 2008 Annual Meeting of KeyCorp will give discretionary authority to the proxy holders to vote with respect to all proposals submitted outside the process of Rule 14a-8 that are not presented in accordance with the KeyCorp Amended and Restated Regulations.

HOUSEHOLDING INFORMATION

Only one Annual Report and Proxy Statement is being delivered to multiple shareholders sharing an address unless KeyCorp received contrary instructions from one or more of the shareholders.

If a shareholder at a shared address to which a single copy of the Annual Report and Proxy Statement was delivered wishes to receive a separate copy of the Annual Report or Proxy Statement, he or she should contact KeyCorp’s transfer agent, Computershare Investor Services LLC (“Computershare”), by telephoning 800-539-7216 or by writing to Computershare at P.O. Box 43078, Providence, Rhode Island 02940-3078. The shareholder will be delivered, without charge, a separate copy of the Annual Report or Proxy Statement promptly upon request.

If shareholders at a shared address currently receiving multiple copies of the Annual Report and Proxy Statement wish to receive only a single copy of these documents, they should contact Computershare in the manner provided above.

GENERAL

The Board of Directors knows of no other matters which will be presented at the meeting. However, if other matters properly come before the meeting or any adjournment, the person or persons voting your shares pursuant to instructions by proxy card, internet, or telephone will vote your shares in accordance with their best judgment on such matters.

If a shareholder desires to bring a proposal before the Annual Meeting of Shareholders that has not been included in KeyCorp’s proxy statement, the shareholder must notify KeyCorp not less than 60 nor more than 90 days prior to the meeting of any business the shareholder proposes to bring before the meeting for a shareholder vote.

Shareholders may only nominate a person for election as a director of KeyCorp at a meeting of shareholders if the nominating shareholder has strictly complied with the applicable notice and procedural requirements set forth in KeyCorp’s Regulations, including, without limitation, timely providing to the Secretary of KeyCorp the requisite notice (not less than 60 nor more than 90 days prior to the meeting) of the proposed nominee(s) containing all the information specified by the Regulations. KeyCorp will provide to any shareholder, without charge, a copy of the applicable procedures governing nomination of directors set forth in KeyCorp’s Regulations upon request to the Secretary of KeyCorp.

KeyCorp will bear the expense of preparing, printing, and mailing this Proxy Statement. Officers and regular employees of KeyCorp and its subsidiaries may solicit the return of proxies. KeyCorp has engaged the services of Georgeson & Company Inc. to assist in the solicitation of proxies at an anticipated cost of $15,000 plus expenses. KeyCorp will request brokers, banks, and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners and will, upon request, reimburse them for their expense in so doing. Solicitations may be made by mail, telephone, or other means.

You are urged to vote your shares promptly by telephone, the internet, or by mailing your signed proxy card in the enclosed envelope in order to make certain your shares are voted at the meeting. KeyCorp Common Shares represented by properly executed proxy cards, internet instructions, or telephone instructions will be voted in accordance with any specification made. If no specification is made on a properly executed proxy card or by the internet, the proxies will vote for the election as directors of the nominees named herein (Issue One of this Proxy Statement), for the amendment to KeyCorp’s Regulations reducing the size of the Board of Directors (Issue Two of this Proxy Statement), against the shareholder proposal (Issue Three of this Proxy Statement), and in favor of ratifying the appointment of Ernst & Young as independent auditors for the fiscal year ending December 31, 2007 (Issue Four of this Proxy Statement). Abstentions and, unless a broker’s authority to vote on a particular matter is limited, broker non-votes are counted in determining the votes present at the meeting. A broker’s authority to vote on Issue Three is limited but is not limited as to Issues One, Two, and Four. As to Issues Two and Four, a broker non-vote has the same effect as a vote against the proposal and as to Issue Three a broker non-vote is treated as not being present. As to Issues Two and Four, an abstention has the same effect as a vote against the proposal. Until the vote on a particular matter is actually taken at the meeting, you may revoke a vote previously submitted (whether by proxy card, internet or telephone) by submitting a subsequently dated vote (whether by proxy card, internet or telephone) or by giving notice to KeyCorp or in open meeting; provided such subsequent vote must in all cases be received prior to the vote on the particular matter being taken at the meeting. Your mere presence at the meeting will not operate to revoke your proxy card or any prior vote by the internet or telephone.

APPENDIX A

PROPOSED AMENDMENT TO KEYCORP REGULATIONS PURSUANT TO ISSUE TWO

The proposed amendment will amend the first two sentences of the second paragraph of Article II, Section 1 of KeyCorp’s Regulations, to read as follows:

At the 2007 annual meeting of shareholders of the Corporation, the Board of Directors shall consist of 13 members, divided into three classes as follows: one class of five directors whose term will expire at the 2008 annual meeting of shareholders, and two classes of four directors whose terms will expire at the 2009 and 2010 annual meetings of shareholders, respectively. The Board of Directors or the shareholders may from time to time fix or change the size of the Board of Directors to a total number of no fewer than 12 and no more than 16 directors (the size of the Board as from time to time so established being herein referred to as the “entire authorized Board”).

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APPENDIX B

KEYCORP AUDIT COMMITTEE

POLICY STATEMENT ON INDEPENDENT AUDITING FIRM’S
SERVICES AND RELATED FEES

The Audit Committee is responsible for the annual engagement of an independent auditing firm for audit and audit-related services and for pre-approval of any tax or other services to be provided by such firm, and for approval of all fees paid to the independent auditing firm.

Audit services encompass audits of subsidiary companies and include not only those services necessary to perform an audit or review in accordance with generally accepted auditing standards, but also those services that only the independent auditing firm can reasonably provide such as comfort letters, statutory audits, consents and assistance with and review of Securities and Exchange Commission filings, and consultation concerning financial accounting and reporting standards.

Audit-related services include those services performed in the issuance of attestation and compliance reports; issuance of internal control reports; and due diligence related to mergers and acquisitions. The nature of audit-related services is such that they do not compromise the audit firm’s independence and it is impractical and cost inefficient to engage firms other than that of the independent auditors for such services.

Any audit-related, tax or other services not incorporated in the scope of services preapproved at the time of the approval of the annual audit engagement, and that are proposed subsequent to that approval, require the pre-approval of the Audit Committee which may be delegated to the Committee Chair, whose action on the request shall be reported at the next meeting of the full Committee. Audit-related, tax and other services incorporated in the scope of services pre-approved at the time of the approval of the annual audit engagement, and which are recurring in nature, do not require recurring pre-approvals.

Even though pre-approved, all audit-related, tax and other services performed during each calendar quarter by the Corporation’s independent audit firm, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

The foregoing procedures apply to retention of the independent auditing firm for the Corporation and all consolidated affiliates. All services of any nature provided by the Corporation’s independent auditing firm to entities affiliated with but unconsolidated by the Corporation, and related fees, shall be reported to the Audit Committee no later than its first meeting following commencement of the services.

This policy statement is based on four guiding principles: KeyCorp’s independent auditing firm should not (1) audit its own work; (2) serve as a part of management; (3) act as an advocate of KeyCorp; (4) be a promoter of KeyCorp’s stock or other financial interests. Accordingly, the following is an illustrative but not necessarily exhaustive list of prohibited services.

Examples of services that may not be provided to KeyCorp by its independent auditing firm:

Bookkeeping or other services related to the accounting records or financial statements;

Financial information systems design and development;

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Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

Actuarial services;

Internal audit outsourcing services;

Management functions including human resources searches;

Broker-dealer, investment advisor or investment banking services;

Legal services;

Expert services unrelated to the audit;

Executive tax return preparation, including such work for expatriates; and

Any other service that the Public Company Accountability Oversight Board determines, by regulation, is impermissible.

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		000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE			000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)			000000000.000000 ext 000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	XXXXXXXXXXXXXX	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on May 10, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	X		• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors			B	Issues
The Board of Directors recommends a vote FOR the listed nominees.				The Board of Directors recommends a vote FOR Issue 2.		For	Against	Abstain	+
1.	Nominees:	For	Withhold	2.	Amendment to Code of Regulations to reduce Board size.	☐	☐	☐
	01 - Alexander M.Cutler	☐	☐

	02 - Eduardo R. Menascé	☐	☐	The Board of Directors recommends a vote AGAINST Issue 3.		For	Against	Abstain

	03 - Henry L. Meyer III	☐	☐	3.	Shareholder proposal requesting necessary steps to cause annual election of directors.	☐	☐	☐
	04 - Peter G. Ten Eyck, II	☐	☐	The Board of Directors recommends a vote FOR Issue 4.		For	Against	Abstain

				4.	Ratification of the appointment of independent auditors.	☐	☐	☐
C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the listed nominees, FOR Issues 2 and 4, and AGAINST Issue 3.

In accordance with their judgment, the proxies are authorized to vote upon any other matters that may properly come before the meeting. The signer hereby transfers all power heretofore given by the signer to vote at the said meeting or any adjournment thereof.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 2 2 0 7 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy

Proxy Solicited on Behalf of the Board of Directors of
KeyCorp for the Annual Meeting on May 10, 2007
The undersigned hereby constitutes and appoints Henry L. Meyer III, Paul N. Harris, and Thomas C. Stevens, and each of them, his/her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Shareholders of KeyCorp to be held on May 10, 2007, and at any adjournments or postponements thereof, on all matters properly coming before said meeting.
1. Election of Directors: The nominees of the Board of Directors to the class whose term of office will expire in 2010 are:
    Alexander M. Cutler, Eduardo R. Menascé, Henry L. Meyer III and Peter G. Ten Eyck, II.
2. Amendment to Code of Regulations reducing Board size.
3. Shareholder proposal requesting necessary steps to cause the annual election of all directors.
4. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2007.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.
     SEE REVERSE SIDE